As filed with the U.S. Securities and Exchange Commission on February 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA MITSUBISHI UFJ FINANCIAL GROUP

(Exact name of registrant as specified in its charter)

MITSUBISHI UFJ FINANCIAL GROUP, INC.

(Translation of registrant’s name into English)

Japan	98-0521973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7-1, Marunouchi 2-chome

Chiyoda-ku, Tokyo 100-8330, Japan

+81-3-3240-8111

(Address and telephone number of registrant’s principal executive offices)

Michael Coyne

Mitsubishi UFJ Financial Group, Inc.

1251 Avenue of the Americas, 43rd Floor

New York, New York 100206

+1-212-782-4024

(Name, address and telephone number of agent for service)

With copies to:

Tong Yu, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP Fukoku Seimei Bldg. 2F 2-2 Uchisaiwaicho 2-chome Chiyoda-ku, Tokyo 100-0011, Japan +81-3-3597-8101	Alan G. Cannon, Esq. Simpson Thacher & Bartlett LLP Ark Hills Sengokuyama Mori Tower 41F 9-10, Roppongi 1-chome Minato-Ku, Tokyo 106-0032, Japan +81-3-5562-6200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

(Calculation of Registration Fee table on following page.)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)(2)
Senior Debt Securities	—	—	—	—

(1)	An indeterminate aggregate initial offering price and number or amount of the securities of the identified class is being registered as may from time to time be offered at an indeterminate price in U.S. dollars or equivalent thereof in foreign denominated coin or currency or currency units. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fee.
(2)	This registration statement also relates to offers and sales of securities after the initial sale of such securities in connection with market-making transactions by and through Mitsubishi UFJ Securities (U.S.A.), Inc. and other broker-dealers. These securities consist of an indeterminate amount of such securities that are initially being registered, and will initially be offered and sold, under this registration statement. All such market-making reoffers and resales that are made pursuant to a registration statement after the effectiveness of this registration statement are being made solely pursuant to this registration statement.

PROSPECTUS

Mitsubishi UFJ Financial Group, Inc.

Senior Debt Securities

Mitsubishi UFJ Financial Group, Inc., or MUFG, may offer, from time to time, senior debt securities.

We will provide the specific terms of the securities, and the manner in which they will be offered, in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make a decision to invest.

In a supplement to this prospectus, we will provide the specific terms of the securities we offer. The prospectus supplement will further describe the manner in which the securities will be offered and will also contain the names of any underwriters, dealers or agents involved in the offering of the securities, together with any applicable commissions or discounts. You should read this prospectus and any prospectus supplement carefully before you make a decision to invest.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

Investing in the securities involves risks. See the “Risk Factors” section in this prospectus and the applicable prospectus supplement and in our annual report and other reports incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities regulators has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts. These securities are not insured by the U.S. Federal Deposit Insurance Corporation, or the FDIC, or any other governmental agency or instrumentality.

The date of this prospectus is February 10, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, we may sell any combination of, or multiple tranches of, the securities described in this prospectus from time to time in the future in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time securities are offered under this prospectus, we will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. The prospectus supplement may also add to or update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Obtain More Information.”

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus or any prospectus supplement, or in any document incorporated by reference, is accurate as of any date after its respective date.

As used in this prospectus and any prospectus supplement, the terms “MUFG,” “we,” the “Company” and the “Group” generally refer to Mitsubishi UFJ Financial Group, Inc. and its consolidated subsidiaries but, from time to time as the context requires, refers to Mitsubishi UFJ Financial Group, Inc. as an individual legal entity.

In this prospectus and any prospectus supplement, references to “yen” or “¥” are to Japanese yen, references to “U.S. dollars,” “U.S. dollar,” “dollars,” “U.S.$” or “$” are to United States dollars, and references to “AU$” are to Australian dollars.

Unless otherwise specified, the financial information presented in this prospectus and our consolidated financial statements, which are incorporated by reference in this prospectus, are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Our fiscal year ends on March 31 of each year.

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and include statements regarding our current intent, belief, targets or expectations or the current intent, belief, targets or expectations of our management with respect to, among others:

•	changes in banking and other regulations, including those affecting whether and how the senior debt securities will be qualified or treated under capital requirements and resolution measures to be implemented in Japan,

•	our financial condition,

•	our results of operations,

•	our business plans and other management objectives,

•	our business strategies, competitive positions and growth opportunities,

•	the financial and regulatory environment in which we operate,

•	our problem loan levels and loan losses,

•	the equity, interest and foreign exchange markets, and

•	the benefits of recently completed or announced transactions and realization of related financial and operating synergies and efficiencies, including estimated cost savings and revenue enhancement.

In many, but not all, cases, we use words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “predict,” “probability,” “risk,” “should,” “will,” “would” and similar expressions, as they relate to us or our management, to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those which are anticipated, aimed at, believed, estimated, expected, intended or planned.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those in forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include those which are discussed in our most recent annual report on Form 20-F and other documents incorporated by reference in this prospectus and the accompanying prospectus supplement.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates. We do not undertake to update any forward-looking statements, whether as a result of new information, future events or developments, or otherwise.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

We are incorporated as a joint stock company (kabushiki kaisha) under the Company Law of Japan, and one of the world’s largest and most diversified financial groups with total assets of ¥283.98 trillion and total deposits of ¥172.37 trillion as of September 30, 2015. We are the holding company for The Bank of Tokyo-Mitsubishi UFJ, Ltd., or BTMU, Mitsubishi UFJ Trust and Banking Corporation, or MUTB, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (through Mitsubishi UFJ Securities Holdings Co., Ltd., an intermediate holding company), Mitsubishi UFJ NICOS Co., Ltd., and other subsidiaries. Through our subsidiaries and affiliated companies, we engage in a broad range of financial businesses and services, including commercial banking, investment banking, trust banking and asset management services, securities businesses, and credit card businesses, and provide related services to individuals and corporate customers in Japan and abroad. We have the largest overseas network among Japanese banks, consisting of branches and other offices and subsidiaries, including MUFG Union Bank, N.A. and Bank of Ayudhya Public Company Limited, or Krungsri, in more than 50 countries.

Our head office is located at 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan and our telephone number is +81-3-3240-8111.

RISK FACTORS

You should carefully consider the risks described below as well as all the other information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement prior to making an investment in our securities.

Our business, operating results and financial condition could be materially and adversely affected by any of the factors discussed below and elsewhere in this prospectus and the accompanying prospectus supplement and the documents incorporated by reference herein and therein. The trading price and liquidity of our securities could decline due to any of these factors. This prospectus and the accompanying prospectus supplement and the documents incorporated by reference herein or therein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described below and elsewhere in this prospectus and the accompanying prospectus supplement and the documents incorporated by reference herein and therein. See “Forward-Looking Statements.”

We have described the risks and uncertainties that our management believes are material, but these risks and uncertainties may not be the only ones we face. Additional risks and uncertainties, including those that we currently are not aware of or do not currently appear to be material, may also result in decreased revenues or increased expenses or have other consequences that could adversely affect our financial condition and results of operations, in which case your investment in our securities may be negatively impacted.

Risks Related to Our Business

For information on risks relating to our business, see “Risk Factors” in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus, and similar disclosure in subsequent filings incorporated by reference in this prospectus and the accompanying prospectus supplement.

Risks Related to the Senior Debt Securities

The senior debt securities will be structurally subordinated to the liabilities of MUFG’s subsidiaries, including BTMU and MUTB.

Your claim as a holder of senior debt securities is structurally subordinated to the liabilities of MUFG’s banking and other subsidiaries, including the subsidiaries’ liabilities for deposits, borrowed money, derivative transactions and trade payables. As a holder of senior debt securities, you will only be entitled to assert a claim as a creditor of MUFG and to be paid out of MUFG’s assets. If any subsidiary of MUFG becomes subject to insolvency or liquidation proceedings, you will have no right to proceed against the subsidiary’s assets.

MUFG is a holding company that currently has no significant assets other than its investments in, or loans to, its subsidiaries, and MUFG’s ability to service its debt obligations, including its obligations under the senior debt securities, depends on the dividends, loan payments and other funds MUFG receives from its subsidiaries and affiliates. MUFG may not be able to receive such funds from a subsidiary or affiliate due to adverse changes in its financial performance or material deterioration in its financial condition, restrictions imposed as a result of such deterioration by relevant laws and regulations, including general corporate law limitations as well as banking and other regulations, or any contractual obligations applicable to the subsidiary or affiliate. Furthermore, if a subsidiary becomes subject to insolvency or liquidation proceedings, MUFG’s right to participate in the subsidiary’s assets will be subject to the prior claims of the creditors and any preference shareholders of the subsidiary, except where MUFG is a creditor or preference shareholder with claims that are recognized to be ranked ahead of, or pari passu with, such claims. As a result, you may not recover in full your investment in the senior debt securities even though other investors in or creditors of our subsidiaries may recover their investments in full.

MUFG has in the past made, and with the net proceeds from the sale of the senior debt securities and other debt instruments, may make, loans to its subsidiaries that rank pari passu with their other unsecured senior creditors in insolvency or liquidation proceedings, in addition to other investments in its subsidiaries. However, MUFG may discharge, extinguish or restructure its loans to, and any other investments in, its subsidiaries at any time and for any purposes. For example, MUFG may take any of these actions to meet banking and other regulatory requirements, including loss absorption requirements. A restructuring of MUFG’s loans to, or investments in, a subsidiary may include changes to any or all terms or features of such loans or investments, including their legal or regulatory form and how they would rank as a claim in the subsidiary’s insolvency or liquidation proceedings. Any restructuring of MUFG’s loans to, and investments in, its subsidiaries may be implemented by MUFG without prior notification to, or consent of, the holders of the senior debt securities.

In addition, MUFG’s loans to, or investments in capital instruments issued by, its subsidiaries to be made with the net proceeds from the sale of the senior debt securities may contain contractual mechanisms that, upon the occurrence of a trigger event relating to prudential or financial condition or other events applicable to MUFG or its subsidiaries under regulatory requirements, will result in a write-down, write-off or conversion into equity of such loans or investments, or other changes in the legal or regulatory form or the ranking of the claims MUFG has against the subsidiaries. Any such changes could adversely affect MUFG’s ability to obtain repayment of such loans and investments and to meet its obligations under the senior debt securities as well as the value of the senior debt securities.

The senior debt securities may become subject to loss absorption if MUFG becomes subject to orderly resolution measures under the Deposit Insurance Act of Japan and Japanese insolvency laws. As a result, the value of the senior debt securities could be materially adversely affected, and you may lose all or a portion of your investments.

In November 2015, the Financial Stability Board, or the FSB, issued the final Total Loss-Absorbing Capacity, or TLAC, standard for global systemically important banks, or G-SIBs, including us. The FSB’s TLAC standard is designed to ensure that if a G-SIB fails, it has sufficient loss-absorbing and recapitalization capacity available in resolution to implement an orderly resolution that minimizes impacts on financial stability, ensures the continuity of critical functions, and avoids exposing public funds to loss. The FSB’s TLAC standard defines a minimum requirement for the instruments and liabilities that should be readily available to absorb losses in resolution. Although the FSB’s TLAC standard remains subject to regulatory implementation in Japan, the senior debt securities are intended to qualify as external TLAC debt due in part to their structural subordination.

The senior debt securities are expected to become subject to loss absorption if MUFG becomes subject to orderly resolution measures under the Deposit Insurance Act of Japan and Japanese insolvency laws. The resolution framework for financial institutions under the current Japanese laws and regulations includes (i) measures applied to financial institutions that are solvent on a balance sheet basis and (ii) orderly resolution measures for financial institutions that have failed or are deemed likely to fail. The framework applies to banks and certain other financial institutions as well as financial holding companies, such as MUFG. It is uncertain which measure is to be taken in a given case, and orderly resolution measures may be applied without implementing any of the measures described in (i) above. If the Prime Minister recognizes that a financial institution’s liabilities exceed, or are likely to exceed, its assets, or that it has suspended, or is likely to suspend, payments on its obligations, as a result of the financial institution’s loans to, or other investment in, its subsidiaries becoming subject to loss absorption or otherwise, and further recognizes that the failure of such financial institution is likely to cause a significant disruption to the Japanese financial market or system, the Prime Minister may, following deliberation by the Financial Crisis Response Council, confirm that measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act, generally referred to as Specified Item 2 Measures (tokutei dai nigo sochi), need to be applied to the financial institution for its orderly resolution. Any such confirmation by the Prime Minister also triggers the point of non-viability clauses of Additional Tier 1 and Tier 2 instruments issued by the financial institution, causing such instruments to be written off or, if applicable, converted into equity.

Under the current Japanese laws and regulations, upon the application of Specified Item 2 Measures, a financial institution will be placed under the special supervision by, or if the Prime Minister so orders, under the special control of, the Deposit Insurance Corporation of Japan. In an orderly resolution, the Deposit Insurance Corporation would control the operation and management of the financial institution’s business, assets and liabilities, including the potential transfer to a bridge financial institution established by the Deposit Insurance Corporation as its subsidiary, or such other financial institution as the Deposit Insurance Corporation may determine, of the financial institution’s systemically important assets and liabilities, which we expect in the case of MUFG would include the shares of BTMU and other subsidiaries. The Prime Minister may prohibit creditors of the financial institution from attaching any of our assets and claims which are to be transferred to a bridge financial institution or another financial institution pursuant to Article 126-16 of the Deposit Insurance Act. In a similar manner, the senior debt securities will limit the ability of holders of the senior debt securities to obtain attachment against our assets set forth in Article 126-16 of the Deposit Insurance Act (or any successor provision thereto) for a period of 30 days following the date upon which the Prime Minister confirms that Specified Item 2 Measures need to be applied to MUFG. The Deposit Insurance Corporation would also control the repayment of liabilities of the financial institution, and, ultimately, facilitate the orderly resolution of the financial institution through court-administrated insolvency proceedings. The Deposit Insurance Corporation has broad discretion in its application of these measures in accordance with the Deposit Insurance Act, Japanese insolvency laws and other relevant laws.

Under the current Japanese laws and regulations, if MUFG becomes subject to Specified Item 2 Measures, the application of the Specified Item 2 Measures or other measures by, or any decision of, the Prime Minister, the Deposit Insurance Corporation or a Japanese court may result in your rights as a holder of senior debt securities or the value of your investment in the senior debt securities being adversely affected. It is currently expected that the senior debt securities will not be transferred to a bridge financial institution or other transferee in the orderly resolution process but will remain as MUFG’s liabilities subject to court-administered insolvency proceedings. On the other hand, in an orderly resolution process, the shares of MUFG’s subsidiaries may be transferred to a bridge financial institution or other transferee, and MUFG would only be entitled to receive consideration representing the fair values of such shares, which could be significantly less than the book values of such shares. With respect to such transfer, holders of the senior debt securities will be deemed to have acknowledged, accepted, consented and agreed that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto). Following such business transfer, the recoverable value of MUFG’s residual assets in court-administered insolvency proceedings may not be sufficient to fully satisfy any payment obligations that MUFG may have under its liabilities, including the senior debt securities. Moreover, the senior debt securities will not be insured or guaranteed by the FDIC, the Deposit Insurance Corporation or any other government agency or insurer. Accordingly, the holders of the senior debt securities may lose all or a portion of their investments in the senior debt securities in court-administered insolvency proceedings.

The Japanese regulations relating to external TLAC have not yet been finalized, and the circumstances surrounding or triggering orderly resolution are unpredictable.

The application of orderly resolution under the Deposit Insurance Act is inherently unpredictable and depends on a number of factors that may be beyond MUFG’s control. The commencement of the orderly resolution process depends on, among other things, a determination by the Prime Minister, following deliberation by the Financial Crisis Response Council, regarding MUFG’s viability, or the viability of one or more of MUFG’s subsidiaries, and the risk that their failures may cause a significant disruption to the financial market or systems in Japan. It is difficult to predict when, if at all, MUFG may become subject to an orderly resolution process. Accordingly, the market value of the senior debt securities may not necessarily be evaluated in a manner similar to other types of senior debt securities issued by non-financial institutions or by financial institutions subject to different regulatory regimes. Any indication that MUFG is approaching circumstances that could result in MUFG becoming subject to an orderly resolution process could also have an adverse effect on the market price and liquidity of the senior debt securities.

In addition, there has been no implementation of the orderly resolution measures under the Deposit Insurance Act described in this prospectus to date. Such measures are untested and will be subject to interpretation and application by the relevant authorities in Japan. It is uncertain how and under what standards the relevant authorities would determine that MUFG’s liabilities exceed, or are deemed likely to exceed, its assets, or that MUFG has suspended, or is deemed likely to suspend, payment on its obligations in determining whether to commence an orderly resolution process, and it is possible that particular circumstances which seem similar may lead to different results. In addition, the sequence and specific actions that will be taken in connection with orderly resolutions measures and their impact on each series of senior debt securities are uncertain. It is also uncertain whether a sufficient amount of assets will ultimately be available to the holders of the senior debt securities. MUFG’s creditors, including the holders of the senior debt securities, may encounter difficulty in challenging the application of orderly resolution measures to MUFG.

Although MUFG expects the senior debt securities to qualify as external TLAC due in part to their structural subordination, there is no assurance that the senior debt securities will qualify as such, and we may have difficulty meeting the TLAC requirements and may become subject to adverse regulatory action. The FSB’s TLAC standard requires each G-SIB to hold TLAC debt in an amount not less than 16% of its risk-weighted assets and six percent of the applicable Basel III leverage ratio denominator by January 1, 2019, and not less than 18% of its risk-weighted assets and 6.75% of the applicable Basel III leverage ratio denominator by January 1, 2022. The FSB’s standard is subject to regulatory implementation in each jurisdiction, including Japan, and specific requirements as implemented in Japan may not be the same as the FSB’s TLAC standard. Such specific requirements, when and as implemented in Japan, may require us to modify the terms of debt securities to be issued by MUFG in the future, which in turn could adversely affect the values of the senior debt securities.

The senior debt securities may not be a suitable investment for all investors.

Each potential investor of the senior debt securities should determine the suitability of such investment in light of its own circumstances. In particular, each potential investor should:

•	have sufficient knowledge and experience to make a meaningful evaluation of the senior debt securities, the merits and risks of investing in the senior debt securities and the information contained in this prospects and the accompanying prospectus supplement;

•	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the senior debt securities and the impact the senior debt securities will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in the senior debt securities;

•	understand thoroughly the characteristic of the senior debt securities, such as the structural subordination and loss absorption mechanism; and

•	be able to evaluate, either alone or with the assistance of a financial adviser, possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the corresponding risks.

Prior to making an investment decision, potential investors should consider carefully, in light of their own financial circumstances and investment objectives, all the information contained in this prospects and the accompanying prospectus supplement.

The Indenture contains no restrictions on our ability to incur future indebtedness, pledge or dispose of our assets, or make dividend or other payments and provides limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the senior debt securities.

The indenture under which the senior debt securities will be issued, or Indenture, contains no restriction on the amount of securities or other liabilities which we may issue, incur or guarantee, including secured obligations and unsecured obligations ranking pari passu with the senior debt securities. The senior debt securities will be unsecured and unsubordinated obligations of MUFG, and if there is a default under our secured indebtedness or other unsecured unsubordinated indebtedness, our assets may not be sufficient to pay amounts due on any of the senior debt securities.

The Indenture also contains no restriction on our ability to pledge or dispose of our assets, make investments, or repurchase shares or pay dividends or make other payments in respect of our common stock or other securities, any of which could adversely affect our ability to pay our obligations under the senior debt securities.

In addition, the Indenture contains no financial covenants, including those requiring us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity. You are not protected under the Indenture in a merger or other change of control event, except to the extent described under “Description of the Senior Debt Securities—Covenants” in this prospectus.

There is no established trading market for the senior debt securities and one may not develop.

The senior debt securities will have no established trading market when issued, and although we expect to list the senior debt securities on the Singapore Exchange Securities Trading Limited, or SGX-ST, one may never develop. Even if a market does develop, it may not be liquid and may not continue for the term of the senior debt securities. Although underwriters may make a market in the senior debt securities after the relevant offering is completed, such underwriters are under no obligation to do so and may discontinue any market-making activities at any time without notice. If the secondary market for the senior debt securities is limited, there may be few or no buyers if you choose to sell your senior debt securities prior to maturity and this may reduce the price you receive or your ability to sell the senior debt securities at all.

A downgrade of any credit rating assigned to the senior debt securities may adversely affect the market value of the senior debt securities.

We intend to seek ratings on the senior debt securities. Credit ratings may also be assigned to the senior debt securities by rating agencies without solicitation from, or provision of information by, us. A rating is based on information furnished by us or obtained by the rating agency from its own sources and is subject to revisions, suspension or withdrawal by the rating agency at any time. A credit rating may not reflect the potential impact of all risks relating to the senior debt securities and is not a recommendation to buy, sell or hold any securities.

Any rating assigned to us or the senior debt securities may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors which can change over time, including the credit rating agency’s assessment of us or the economic, political or regulatory environment in which we operate. For example, changes in credit rating agencies’ views of the level of implicit sovereign support for Japanese banks and their groups are likely to lead to rating downgrades. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry, or political or economic region. If credit rating agencies perceive there to be adverse changes in the factors affecting an issuer’s credit rating, including by virtue of changes to applicable ratings methodologies, the credit rating agencies may downgrade, suspend or withdraw the ratings assigned to an issuer and/or its securities.

For example, Moody’s, Standard & Poor’s and Fitch each published revised methodologies applicable to bank ratings, including our ratings, during 2015. Further revisions to ratings methodologies and actions on our ratings or ratings of our subsidiaries, including but not limited to BTMU and MUTB, by the credit rating agencies may occur in the future, which may result in downgrading of our credit ratings.

If we determine to no longer maintain one or more ratings, or if any credit rating agency withdraws, suspends or downgrades the credit ratings of us or the senior debt securities, or if such a withdrawal, suspension or downgrade is anticipated, or any credit rating agency places the credit ratings of us or the senior debt securities on “credit watch” status in contemplation of a downgrade, suspension or withdrawal, whether as a result of the factors described above or otherwise, such event could adversely affect the liquidity or market value of the senior debt securities, whether or not the senior debt securities had an assigned rating prior to such event.

A FATCA withholding may become applicable.

Provisions of the U.S. Internal Revenue Code of 1986, as amended, and Treasury regulations thereunder, commonly referred to as “FATCA,” generally impose a 30% withholding tax on certain U.S. source or U.S. related payments to foreign financial institutions, such as MUFG and certain of its subsidiaries as well as financial intermediaries through which investors may hold debt securities, unless such financial institutions perform certain due diligence, reporting and withholding functions pursuant to an agreement with the U.S. Treasury Department or an intergovernmental agreement (as described below). A participating foreign financial institution will be required to obtain and report certain information relating to financial accounts held by U.S. persons or entities owned by U.S. persons and to withhold 30% from “foreign passthru payments” that it makes.

The term “foreign passthru payment” is not defined under current Treasury guidance, and it is not clear whether or to what extent payments on the senior debt securities would be considered foreign passthru payments. Withholding on foreign passthru payments will be required on or after the later of January 1, 2019 and the date of publication of final Treasury regulations defining the term “foreign passthru payments” to “recalcitrant” accountholders or to foreign financial institutions that are not participating foreign financial institutions or otherwise exempt from FATCA. No such withholding would be required to any payments made on debt obligations that are issued and are not materially modified on or after the date that is six months after the date on which final regulations defining the term “foreign passthru payments” are published in the Federal Register.

The FATCA framework has been expanded with the introduction of intergovernmental agreements between the U.S. Treasury and foreign governments, which pursue a framework for intergovernmental cooperation to facilitate the implementation of FATCA. In June 2013, the United States and Japan entered into an intergovernmental agreement pursuant to which Japanese financial institutions, including MUFG and certain of its subsidiaries, will be directed by Japanese authorities to register with the U.S. Internal Revenue Service and perform obligations consistent with those required under an agreement with the U.S. Treasury Department. The United States has also entered into intergovernmental agreements with other jurisdictions in which intermediaries may be resident. These intergovernmental agreements (including the intergovernmental agreement with Japan) do not address how the United States and the relevant jurisdiction (including Japan) will address foreign passthru payments or whether withholding on such payments will be required by financial instruments that are subject to an intergovernmental agreement.

It is not clear whether withholding under FATCA will be applicable to payments on the senior debt securities. If any amount of withholding is required from payments on the senior debt securities under FATCA or any applicable intergovernmental agreement, no additional amounts will be payable by us and withheld amounts will be treated as paid for all purposes under the senior debt securities. Prospective investors should consult their tax advisers regarding the consequences of FATCA, any applicable intergovernmental agreement or relevant local legislation implementing FATCA to their investments in the senior debt securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our consolidated ratios of earnings to fixed charges for the periods indicated:

	Year Ended March 31,					Six Months Ended Sep. 30,
	2011	2012	2013	2014	2015	2015
Ratio of earnings to fixed charges:
Excluding interest on deposits	3.2	4.2	4.8	4.8	6.6	3.1
Including interest on deposits	2.4	3.1	3.4	3.3	4.1	2.1

The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Earnings consist primarily of income (loss) before taxes and the cumulative effect of changes in accounting standards, as adjusted for some equity method investments and for fixed charges. Fixed charges consist primarily of interest expense on deposits, debentures and short-term and long-term debt, amortization of debt expense and discount and the portion deemed representative of the interest factor of net rental expense under long-term leases. For the figures used to calculate the ratios, see Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

Unless otherwise disclosed in the applicable prospectus supplement, we will use the proceeds from the sale of securities to fund our operations and the operations of our operating subsidiaries.

SELECTED FINANCIAL DATA

The selected statement of income data and selected balance sheet data set forth below have been derived from our audited consolidated financial statements.

Except for risk-adjusted capital ratios, which are calculated in accordance with Japanese banking regulations based on information derived from our consolidated financial statements prepared in accordance with accounting principles generally accepted in Japan, or Japanese GAAP, the selected financial data set forth below are derived from our consolidated financial statements prepared in accordance with U.S. GAAP.

You should read the selected financial data set forth below in conjunction with financial and other information included in our annual report on Form 20-F for the fiscal year ended March 31, 2015, filed on July 27, 2015, and our current report on Form 6-K relating to our unaudited U.S. GAAP financial condition and results of operations as of and for the six months ended September 30, 2015, submitted on January 29, 2016, which are incorporated by reference in this prospectus. These data are qualified in their entirety by reference to all of that information.

	Fiscal years ended March 31,					Six months ended September 30,
	2011	2012	2013	2014	2015	2014	2015
	(in millions, except per share data and number of shares)
Statement of income data:
Interest income(1)	¥2,550,144	¥2,595,956	¥2,427,521	¥2,522,283	¥2,894,645	¥1,433,209	¥1,484,282
Interest expense	670,673	640,139	556,418	560,972	663,184	331,824	353,683

Net interest income	1,879,471	1,955,817	1,871,103	1,961,311	2,231,461	1,101,385	1,130,599
Provision (credit) for credit losses	292,035	223,809	144,542	(106,371)	86,998	(68,138)	(7,204)

Net interest income after provision (credit) for credit losses	1,587,436	1,732,008	1,726,561	2,067,682	2,144,463	1,169,523	1,137,803
Non-interest income	1,694,822	1,440,576	2,067,909	1,821,081	2,845,078	1,432,782	756,075
Non-interest expense	2,460,446	2,322,642	2,378,599	2,468,320	2,726,885	1,328,346	1,383,685

Income before income tax expense	821,812	849,942	1,415,871	1,420,443	2,262,656	1,273,959	510,193
Income tax expense	433,625	429,191	296,020	337,917	666,020	409,999	97,073

Net income before attribution of noncontrolling interests	388,187	420,751	1,119,851	1,082,526	1,596,636	863,960	413,120
Net income (loss) attributable to noncontrolling interests	(64,458)	4,520	50,727	67,133	65,509	25,664	31,813

Net income attributable to Mitsubishi UFJ Financial Group	¥452,645	¥416,231	¥1,069,124	¥1,015,393	¥1,531,127	¥838,296	¥381,307

Earnings applicable to common shareholders of Mitsubishi UFJ Financial Group	¥431,705	¥398,291	¥1,051,184	¥994,152	¥1,522,157	¥829,326	¥381,307

Amounts per share:
Basic earnings per common share—Earnings applicable to common shareholders of Mitsubishi UFJ Financial Group	¥30.55	¥28.17	¥74.30	¥70.21	¥107.81	¥58.55	¥27.34
Diluted earnings per common share—Earnings applicable to common shareholders of Mitsubishi UFJ Financial Group	30.43	28.09	74.16	69.98	107.50	58.35	27.19
Number of shares used to calculate basic earnings per common share (in thousands)	14,131,567	14,140,136	14,148,060	14,158,698	14,118,469	14,163,257	13,947,620
Number of shares used to calculate diluted earnings per common share (in thousands)(2)	14,144,737	14,156,820	14,169,080	14,180,080	14,137,645	14,182,387	13,965,264
Cash dividends per share paid during the fiscal year:
—Common stock	¥12.00	¥12.00	¥12.00	¥14.00	¥18.00	¥9.00	¥9.00
	$0.14	$0.15	$0.15	$0.14	$0.16	$0.09	$0.07
—Preferred stock (Class 3)	¥30.00	—	—	—	—	—	—
	$0.34	—	—	—	—	—	—
—Preferred stock (Class 5)(3)	¥115.00	¥115.00	¥115.00	¥115.00	¥57.50	¥—	—
	$1.33	$1.45	$1.42	$1.14	$0.57	$—	—
—Preferred stock (Class 11)(4)	¥5.30	¥5.30	¥5.30	¥5.30	¥2.65	¥—	—
	$0.06	$0.07	$0.07	$0.05	$0.03	$—	—

	As of March 31,					As of September 30,
	2011	2012	2013	2014	2015	2014	2015
	(in millions)
Balance sheet data:
Total assets	¥202,850,243	¥215,202,514	¥230,559,276	¥253,661,077	¥280,886,326	¥260,014,355	¥283,978,815
Loans, net of allowance for credit losses	86,261,519	91,012,736	97,254,242	109,181,991	117,209,723	110,253,319	119,718,091
Total liabilities	194,187,331	206,344,067	219,617,296	240,909,633	265,604,985	246,503,844	283,978,815
Deposits	136,631,704	139,493,730	148,209,739	162,517,786	171,991,267	163,642,647	172,366,271
Long-term debt	13,356,728	12,593,062	12,182,358	14,498,678	19,968,735	17,945,900	20,751,691
Total equity	8,662,912	8,858,447	10,941,980	12,751,444	15,281,341	13,510,511	15,031,139
Capital stock	2,086,232	2,087,244	2,088,135	2,089,245	2,090,270	2,090,206	2,090,270

	Fiscal years ended March 31,					Six months ended September 30,
	2011	2012	2013	2014	2015	2014	2015
	(in millions, except percentages)
Other financial data:
Average balances:
Interest-earning assets	¥180,260,385	¥184,179,147	¥193,824,256	¥212,176,348	¥237,247,664	¥226,578,880	¥254,271,058
Interest-bearing liabilities	161,344,664	165,420,569	173,399,441	189,413,309	210,101,348	201,579,170	222,698,990
Total assets	204,781,984	211,835,389	225,682,785	247,729,744	277,557,493	263,996,918	299,979,010
Total equity	8,987,129	8,594,310	9,244,530	10,683,098	13,002,955	12,464,354	14,979,030
Return on equity and assets:
Earnings applicable to common shareholders as a percentage of average total assets	0.21%	0.19%	0.47%	0.40%	0.55%	0.34%	0.14%
Earnings applicable to common shareholders as a percentage of average total equity	4.80%	4.63%	11.37%	9.31%	11.71%	7.66%	3.06%
Dividends per common share as a percentage of basic earnings per common share	39.28%	42.60%	16.15%	19.94%	16.70%	15.37%	32.92%
Average total equity as a percentage of average total assets	4.39%	4.06%	4.10%	4.31%	4.68%	4.47%	4.72%
Net interest income as a percentage of average total interest-earning assets	1.04%	1.06%	0.97%	0.92%	0.94%	0.53%	0.50%
Credit quality data:
Allowance for credit losses	¥1,240,456	¥1,285,507	¥1,335,987	¥1,094,420	¥1,055,479	¥940,888	¥947,346
Allowance for credit losses as a percentage of loans	1.42%	1.39%	1.36%	0.99%	0.89%	0.84%	0.78%
Impaired loans	¥1,893,098	¥2,031,868	¥2,200,766	¥1,861,027	¥1,686,806	¥1,696,920	¥1,562,120
Impaired loans as a percentage of loans	2.16%	2.20%	2.23%	1.69%	1.43%	1.53%	1.29%
Allowance for credit losses related to impaired loans as a percentage of impaired loans	39.30%	42.92%	43.39%	40.32%	36.00%	35.70%	35.24%
Net loan charge-offs	¥342,100	¥173,370	¥112,862	¥153,748	¥150,666	¥86,407	¥98,702
Net loan charge-offs as a percentage of average loans	0.39%	0.20%	0.12%	0.15%	0.13%	0.08%	0.08%
Average interest rate spread	0.99%	1.02%	0.93%	0.89%	0.90%	0.93%	0.84%
Risk-adjusted capital ratio calculated under Japanese GAAP(5)	14.89%	14.72%	16.53%	15.43%	15.62%	15.31%	15.69%

Notes:
(1)	Interest income for the fiscal year ended March 31, 2012 includes a gain of ¥139,320 million on the conversion rate adjustment of Morgan Stanley’s convertible preferred stock. Exclusive of the one-time gain associated with the conversion, interest income would have been lower for the fiscal year ended March 31, 2012.
(2)	Includes the common shares that were potentially issuable upon conversion of the Class 11 Preferred Stock.

(3)	Preferred dividends were ¥57.5 per share and paid semi-annually. In April 2014, we acquired and cancelled all of the issued shares of First Series of Class 5 Preferred Stock. As a result, there is currently no issued Class 5 Preferred Stock. See Note 16 to our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended March 31, 2015, filed on July 27, 2015, which is incorporated by reference herein.
(4)	Preferred dividends were ¥2.65 per share and paid semi-annually. In August 2014, we acquired all of the issued shares of Class 11 Preferred Stock in exchange for 1,245 shares of our common stock held in treasury, and cancelled the acquired shares. See Note 16 to our audited consolidated financial statements included in our most recent annual report on Form 20-F for the fiscal year ended March 31, 2015, filed on July 27, 2015, which is incorporated by reference herein.
(5)	Risk-adjusted capital ratios have been calculated in accordance with Japanese banking regulations as applicable on the relevant calculation date, based on information derived from our consolidated financial statements prepared in accordance with Japanese GAAP. The revisions reflect corrections of errors in the risk weighting applied to certain assets, mostly residential mortgage loans, and certain other adjustments made under Basel I standards to obtain amounts that were used for floor adjustments in determining the amounts of risk-weighted assets under Basel III standards. The risk-adjusted capital ratios as of March 31, 2012, 2013, 2014 and 2015, and as of September 30, 2014 and 2015, have been revised from 14.91% to 14.72%, from 16.68% to 16.53%, from 15.53% to 15.43%, from 15.68% to 15.62%, from 15.39% to 15.31%, and from 15.68% to 15.69%, respectively.

Business Segment Information

The business segment information, set forth below, is derived from the internal management reporting system used by management to measure the performance of our business segments. In addition, the business segment information is primarily based on the financial information prepared in accordance with Japanese GAAP as adjusted in accordance with internal management accounting rules and practices. Accordingly, the format and information are not consistent with the consolidated financial statements prepared on the basis of U.S. GAAP, which are included in our annual report on Form 20-F filed on July 27, 2015.

Management does not use information on segments’ total assets to allocate resources and assess performance. Accordingly, business segment information on total assets is not presented.

Effective April 1, 2015, the Integrated Retail Banking Business Group, the Integrated Corporate Banking Business Group, the Integrated Trust Assets Business Group, the Integrated Global Business Group and the Integrated Global Markets Business Group were renamed the Retail Banking Business Group, the Corporate Banking Business Group, the Trust Assets Business Group, the Global Business Group and the Global Markets Business Group, respectively.

Effective April 1, 2015, we began to include Krungsri as part of the Global Business Group, as shown in the table below.

In addition, effective April 1, 2015, we made modifications to our management accounting rules and practices to clarify the responsibility for profits of each business segment. The modifications had the following impact:

•	for the fiscal year ended March 31, 2015, reducing the operating profits of the Retail Banking Business Group, the Corporate Banking Business Group and the Trust Assets Business Group by ¥6.5 billion, ¥22.3 billion and ¥1.8 billion, respectively, and increasing the operating profits of the Global Business Group, the Global Markets Business Group and Other by ¥27.7 billion, ¥39.2 billion and ¥68.3 billion;

•	for the fiscal year ended March 31, 2014, reducing the operating profits of the Retail Banking Business Group, the Corporate Banking Business Group, the Trust Assets Business Group and the Global Business Group by ¥3.0 billion, ¥17.6 billion, ¥1.3 billion and ¥20.4 billion, respectively, and increasing the operating profits of the Global Markets Business Group and Other by ¥33.0 billion and ¥9.6 billion; and

•	for the fiscal year ended March 31, 2013, reducing the operating profits of the Retail Banking Business Group, the Corporate Banking Business Group, the Trust Assets Business Group and the Global Business Group by ¥1.7 billion, ¥17.6 billion, ¥1.3 billion and ¥13.7 billion, respectively, and increasing the operating profits of the Global Markets Business Group and Other by ¥29.9 billion and ¥6.4 billion.

The table set forth below has been reclassified to enable comparisons between the relevant amounts for the fiscal years ended March 31, 2013, 2014 and 2015, respectively:

				Global Business Group
	Retail Banking Business Group	Corporate Banking Business Group	Trust Assets Business Group	Other than MUAH/ Krungsri	MUAH	Krungsri(2)	Total	Global Markets Business Group	Other	Total
	(in billions)
Fiscal year ended March 31, 2013:
Net revenue:	¥1,200.7	¥851.7	¥139.0	¥448.1	¥288.5	¥—	¥736.6	¥796.0	¥(15.8)	¥3,708.2
BTMU and MUTB:	563.2	755.4	56.3	340.4	—	—	340.4	680.2	(5.2)	2,390.3
Net interest income	431.1	378.5	—	163.6	—	—	163.6	283.7	61.1	1,318.0
Net fees	123.5	308.3	56.3	141.6	—	—	141.6	(19.4)	(27.9)	582.4
Other	8.6	68.6	—	35.2	—	—	35.2	415.9	(38.4)	489.9
Other than BTMU and MUTB(1)	637.5	96.3	82.7	107.7	288.5	—	396.2	115.8	(10.6)	1,317.9
Operating expenses	908.5	440.4	89.5	243.2	205.4	—	448.6	148.7	162.9	2,198.6

Operating profit (loss)	¥292.2	¥411.3	¥49.5	¥204.9	¥83.1	¥—	¥288.0	¥647.3	¥(178.7)	¥1,509.6

Fiscal year ended March 31, 2014:
Net revenue:	¥1,283.6	¥912.5	¥159.0	¥540.5	¥375.9	¥—	¥916.4	¥604.7	¥(12.8)	¥3,863.4
BTMU and MUTB:	573.7	786.9	66.1	419.9	—	—	419.9	440.0	0.1	2,286.7
Net interest income	403.5	359.9	—	212.2	—	—	212.2	243.9	88.3	1,307.8
Net fees	161.9	338.9	66.1	164.7	—	—	164.7	(23.2)	(62.3)	646.1
Other	8.3	88.1	—	43.0	—	—	43.0	219.3	(25.9)	332.8
Other than BTMU and MUTB(1)	709.9	125.6	92.9	120.6	375.9	—	496.5	164.7	(12.9)	1,576.7
Operating expenses	952.2	444.6	95.4	292.9	266.9	—	559.8	185.0	163.0	2,400.0

Operating profit (loss)	¥331.4	¥467.9	¥63.6	¥247.6	¥109.0	¥—	¥356.6	¥419.7	¥(175.8)	¥1,463.4

Fiscal year ended March 31, 2015:
Net revenue:	¥1,299.4	¥949.3	¥171.5	¥611.6	¥442.4	¥240.3	¥1,294.3	¥661.7	¥(11.7)	¥4,364.5
BTMU and MUTB:	577.5	818.1	71.0	480.9	—	—	480.9	496.3	30.7	2,474.5
Net interest income	374.9	349.4	—	236.1	—	—	236.1	276.7	163.9	1,401.0
Net fees	190.7	375.4	71.0	190.6	—	—	190.6	(34.8)	(95.0)	697.9
Other	11.9	93.3	—	54.2	—	—	54.2	254.4	(38.2)	375.6
Other than BTMU and MUTB(1)	721.9	131.2	100.5	130.7	442.4	240.3	813.4	165.4	(42.4)	1,890.0
Operating expenses	958.8	454.5	103.2	365.0	306.0	123.7	794.7	204.4	185.5	2,701.1

Operating profit (loss)	¥340.6	¥494.8	¥68.3	¥246.6	¥136.4	¥116.6	¥499.6	¥457.3	¥(197.2)	¥1,663.4

Notes:
(1)	Includes MUFG and its subsidiaries other than BTMU and MUTB.
(2)	In January 2015, we integrated the former BTMU Bangkok branch with Krungsri. In the above table, the net revenue, operating expenses and operating profit of the former BTMU Bangkok branch for the fiscal year ended March 31, 2015 are included in the Global Business Group, but not in Krungsri. The net revenue, operating expenses and operating profit of the former BTMU Bangkok branch were ¥21.9 billion, ¥7.5 billion and ¥14.4 billion for the fiscal year ended March 31, 2015, respectively. For our business segment information for the six months ended September 30, 2014 and 2015, see our current report on Form 6-K submitted to the U.S. Securities and Exchange Commission on January 29, 2016, which is incorporated by reference in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table presents our capitalization and indebtedness at September 30, 2015:

At September 30, 2015(6)
(in millions)
Total short-term borrowings	¥48,091,031

Long-term debt:
Obligations under capital leases	15,344
Unsubordinated debt(1)	15,684,670
Subordinated debt(2)	4,261,376
Obligations under loan securitization transaction	790,301

Total long-term debt	20,751,691

Noncontrolling interests	645,903

Shareholders’ equity:
Capital stock, with no stated value (common stock authorized: 33,000,000,000 shares; common stock issued: 14,168,853,820)(3)(4)	2,090,270
Capital surplus	5,955,148
Retained earnings:(5)
Appropriated for legal reserve	239,571
Unappropriated retained earnings	3,678,834
Accumulated other comprehensive income, net of taxes	2,621,293
Treasury stock, at cost: 259,193,202 common shares(3)(4)	(199,880)

Total shareholders’ equity	15,031,139

Total capitalization and indebtedness	¥35,782,830

Notes:
(1)	BTMU and MUTB, which are MUFG’s most active subsidiaries with respect to the issuance of bonds, issued ¥174.7 billion aggregate principal amount of unsubordinated bonds and ¥195.8 billion aggregate principal amount of unsubordinated loans between October 1, 2015 and January 31, 2016. During the same period, BTMU redeemed ¥134.3 billion aggregate principal amount of unsubordinated bonds and repaid ¥134.4 billion aggregate principal unsubordinated loans.
(2)	MUFG issued ¥150.0 billion aggregate principal amount of subordinated bonds between October 1, 2015 and January 31, 2016. During the same period, BTMU repaid ¥17.1 billion aggregate principal amount of subordinated loans.
(3)	Between October 1, 2015 and January 31, 2016, MUFG repurchased 23,509 shares of its common stock upon request of holders of less than one unit of shares, and MUFG delivered 854 shares of its common stock upon request of any holder of less than one unit of shares to make such holder’s holding one full unit of shares.
(4)	During November and December 2015, MUFG repurchased 121,703,700 shares of its common stock for ¥99,999,982,169 under a share repurchase program that was adopted by MUFG’s board of directors in November 2015 and was completed in December 2015.
(5)	On November 13, 2015, MUFG’s board of directors approved the appropriation of retained earnings totaling ¥125.2 billion for the payment of semi-annual interim dividends of ¥9 per share of common stock.
(6)	The following foreign currency exchange rates as of September 30, 2015 are used in the table and notes above: ¥119.96 = U.S.$1.00; ¥84.06 = AU$1.00.

Except as described in the notes above and for the effect of net income earned since October 1, 2015, there has been no material change in our capitalization and indebtedness since September 30, 2015.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description of the terms of the senior debt securities contains certain general terms that may apply to the senior debt securities. The specific terms of any senior debt securities will be described in the applicable prospectus supplement relating to such senior debt securities.

The following description summarizes only those terms of the senior debt securities that the Company believes will be most important to your decision to invest in any senior debt securities and may not discuss other terms that are also important to you. If you invest in any senior debt securities, your rights as a securityholder will be determined by the senior debt securities, the Indenture, and the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), under which the relevant indenture will be qualified. The terms of the senior debt securities will include those expressly set forth in the relevant indenture and those made part of such indenture by reference to the Trust Indenture Act. You can read the form of indenture and the form of senior debt securities at the location listed under “Where You Can Obtain More Information.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior debt securities and the form of indenture, including the definitions contained in the form of indenture of certain terms.

General

The applicable prospectus supplement will set forth the aggregate principal amount, maturity dates, interest payment dates and other terms of each series of senior debt securities on its cover page and in the description of the senior debt securities contained therein. Each series of senior debt securities, when issued, will constitute direct, unconditional, unsubordinated and unsecured obligations of the Company and rank senior to all of the existing and future subordinated debt of the Company and equally in right of payment with all of the existing and future unsecured and unsubordinated debt of the Company (except for statutorily preferred exceptions). Each series of senior debt securities will be effectively subordinated to any secured indebtedness incurred by the Company to the extent of the value of the assets securing the same. See also “Risk Factors—Risks Related to the Senior Debt Securities—The Senior Debt Securities will be structurally subordinated to the liabilities of MUFG’s subsidiaries, including BTMU and MUTB.”

The senior debt securities will be repaid at maturity at a price of 100% of the principal amount thereof. The Indenture will provide that a series of senior debt securities may be redeemed at any time prior to maturity in the circumstances described under “—Optional Tax Redemption.” The senior debt securities may be denominated and payable in U.S. dollars or other foreign currencies. The senior debt securities do not provide for any sinking fund. Temporary documents of title will not be issued.

Payments on the senior debt securities will be made in accordance with any laws, regulations or administrative practices applicable to the Company and its agents in respect thereof, including the requirements under Japanese tax law.

The term “Business Day” means a day which is not a day on which banking institutions in New York and Tokyo are authorized by law or regulation to close.

Floating Rate Interest

Any series of senior debt securities with floating rate interest that may be issued will bear interest at the relevant floating interest rate, payable quarterly in arrears, as described in the applicable prospectus supplement with respect to the relevant series of floating rate debt securities (the “Floating Interest Rate”). Interest on such floating rate debt securities will be paid on each interest payment date to the holders of record as at 5:00 p.m. (New York City time) on the day five Business Days immediately preceding such interest payment date.

If any date on which interest is payable, other than the maturity date, would otherwise fall on a day that is not both a Business Day and London Banking Day, the interest payment date will be adjusted to be the next succeeding day that is both a Business Day and London Banking Day, except that if such day is in the next succeeding calendar month, the interest payment date will be adjusted to be the immediately preceding day that is both a Business Day and London Banking Day. In any case where the stated maturity of floating rate debt securities is not both a Business Day and London Banking Day, the payment of interest and principal in respect of the floating rate debt securities will be made on the next succeeding day that is both a Business Day and London Banking Day, and no interest on such payment shall accrue for the period from and after the stated maturity date. The term “London Banking Day” means a day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

Each period beginning on (and including) an interest payment date (after any adjustments to make such date a Business Day and London Banking Day) and ending on (but excluding) the next interest payment date (after any adjustments to make such date a Business Day and London Banking Day) is referred to as an “Interest Period.” For purposes of the first interest payment, the interest period will begin on (and include) the issue date of the floating rate debt securities.

The Floating Interest Rate for each Interest Period in respect of each series of floating rate debt securities will be determined by the calculation agent on the following basis:

(i)	The calculation agent for such series of debt securities will determine the rate for deposits in U.S. dollars for a period equal or comparable to the relevant Interest Period which appears on the display page designated LIBOR01 on the Reuters service (or any such other page as may replace that page on that service, or such other service as may be nominated by ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying comparable rates) as of 11:00 a.m., London time, on the second London Banking Day before the first day of the relevant Interest Period (the “Interest Determination Date”).

(ii)	If such rate does not appear on that page, the calculation agent will:

(A)	request the principal London office of each of four major banks selected by the calculation agent in the London interbank market to provide a quotation of the rate at which deposits in U.S. dollars are offered by it at approximately 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time; and

(B)	determine the arithmetic mean (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, 0.000005 being rounded upwards) of such quotations.

(iii)	If fewer than two such quotations are provided as requested, the calculation agent will determine the arithmetic mean (rounded, if necessary as aforesaid) of the rates quoted by major banks in New York City, selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of the relevant Interest Period for loans in U.S. dollars to leading European banks for a period equal or comparable to the relevant Interest Period and in an amount that is representative for a single transaction in that market at that time.

The Floating Interest Rate for such Interest Period will be a per annum rate equal to the sum of the rate set forth on the cover page of the applicable prospectus supplement relating to the relevant series of floating rate debt securities (such rate, the “Spread”) and the rate or the arithmetic mean, as the case may be, determined by one of the methodologies set forth in clauses (i) through (iii) hereof; provided, however, that if the calculation agent is unable to determine a rate or an arithmetic mean, as the case may be, in accordance with the above provisions in relation to any Interest Period, the Floating Interest Rate applicable to the floating rate debt securities during such Interest Period will be a per annum rate equal to the Spread and the rate or the arithmetic mean, as the case may be, applicable in relation to the relevant series of floating rate debt securities in respect of the immediately preceding Interest Period.

The calculation agent will, as soon as practicable after the determination of the Floating Interest Rate for each Interest Period in respect of the floating rate debt securities, calculate the amount of interest (the “Interest Amount”) payable in respect of each floating rate debt security for such Interest Period. The Interest Amount will be calculated by applying the Floating Interest Rate for such Interest Period to the principal amount of such floating rate debt security, multiplying the product by the actual number of days in such Interest Period (the “Number of Days”) divided by 360 and rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

All determinations, calculations and quotations made or obtained for the purposes of calculating the Floating Interest Rate and the Interest Amount, whether by the calculation agent or the relevant banks in the London interbank market (or any of them) will, in the absence of willful misconduct or manifest error, be binding on the Company and all holders of the floating rate debt securities.

The calculation agent will cause the Floating Interest Rate, the Number of Days, the Interest Amount for each Interest Period in respect of each series of floating rate debt securities and the relevant record date and interest payment date to be notified to us, the trustee, and DTC, and such information will be notified or published to the holders of the floating rate debt securities through DTC or through another reasonable manner as soon as possible after their determination but in no event later than the first day of the relevant interest period. The interest payment date so notified or published may subsequently be amended.

Fixed Rate Interest

Each series of fixed rate debt securities will bear interest at the fixed rate set forth on the cover page of the applicable prospectus supplement relating to the relevant series of fixed rate debt securities, payable semi-annually in arrears as described under the caption “Summary” in the applicable prospectus supplement with respect to the relevant series. Interest will be paid on each interest payment date to the holders of record as at 5:00 p.m. (New York City time) on the day five Business Days immediately preceding such interest payment date. In any case where the date of payment of interest, redemption or stated maturity of such fixed rate debt securities is not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day with the same force and effect as if made on such date of payment, provided that no interest shall accrue for the period from and after such date of payment.

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the senior debt securities, to issue additional senior debt securities on terms and conditions identical to those of the senior debt securities of a series offered by this prospectus and the applicable prospectus supplement, which additional senior debt securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the relevant series of the senior debt securities. We may also issue other securities under the relevant indenture as part of a separate series that have different terms from the senior debt securities.

Optional Tax Redemption

A series of senior debt securities may, subject to prior confirmation of the Financial Services Agency of Japan (the “FSA”) (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at the option of the Company, in whole but not in part, at any time, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant series of senior debt securities then outstanding (plus accrued and unpaid interest to (but excluding) the date fixed for redemption and “additional amounts” (as described below), if any), if the Company determines and certifies to the trustee prior to giving notice of redemption that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the date of the applicable prospectus supplement, the Company is, or on the next interest payment date would be, required to pay any additional amounts in respect of Japanese taxes which cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to make such payment of additional amounts if a payment in respect of the relevant series of senior debt securities were then due. Additional amounts are payable by the Company under the circumstances described below under “—Payment of Additional Amounts.” Prior to the mailing of any notice of redemption of a series of senior debt securities pursuant to the foregoing, the Indenture will require that the Company deliver to the trustee a certificate signed by a responsible officer of the Company stating that the conditions precedents to such redemption have been fulfilled and an opinion of an independent tax counsel or tax consultant of recognized standing reasonably satisfactory to the trustee to the effect that the circumstances referred to above exist. The trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the relevant securityholders.

Payment of Additional Amounts

All payments of principal and interest in respect of the senior debt securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political sub-division of, or any authority in, or of, Japan having power to tax (“Japanese taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the holder of each senior debt security such additional amounts (all such amounts being referred to herein as “additional amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such senior debt security in the absence of such withholding or deduction.

However, no such additional amounts shall be payable in relation to any such withholding or deduction in respect of any senior debt security:

(i)	to or on behalf of a securityholder or beneficial owner of a senior debt security who is liable for such Japanese taxes in respect of such senior debt security by reason of its having some connection with Japan other than the mere holding of such senior debt security and the receipt of any payments in respect thereof; or

(ii)	to or on behalf of a securityholder or beneficial owner of a senior debt security (a) who would otherwise be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide certification, information, documents or other evidence concerning its nationality, residence, identity or connection with Japan, including any requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the Company, the trustee or a paying agent, as appropriate, or (b) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant international clearing organization to the trustee or a paying agent, as appropriate; or

(iii)

to or on behalf of a securityholder or beneficial owner of a senior debt security who is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) who complies with the requirement to provide Interest

Recipient Information or to submit a Written Application for Tax Exemption and (B) a resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) the trustee or a paying agent, as appropriate, of its status as not being subject to Japanese taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant senior debt security through a payment handling agent in Japan appointed by it); or

(iv)	to or on behalf of a securityholder or beneficial owner of a senior debt security who is a non-resident of Japan or a non-Japanese corporation that is a specially related person of the Company as described in Article 6, Paragraph 4 of the Special Taxation Measures Act of Japan (Act No. 26 of 1957, as amended; the “Special Taxation Measures Act”); or

(v)	to or on behalf of a securityholder or beneficial owner of a senior debt security who presents a senior debt security for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that such securityholder or beneficial owner of a senior debt security would have been entitled to such additional amounts on presenting the same on any date during such 30-day period; or

(vi)	to or on behalf of a securityholder who is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any senior debt security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such additional amounts had it been the holder of such senior debt security; or

(vii)	in any case that is a combination of any of (i) through (vi) above.

In addition, no additional amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code, FATCA, any agreement (including any intergovernmental agreement) entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

Where a senior debt security is held through a participant of a clearing organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese taxes, if the relevant beneficial owner of a senior debt security is (i) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a specially-related person of the Company or (ii) a Japanese financial institution (a “Designated Financial Institution”) falling under certain categories prescribed by Article 6, Paragraph 9 of the Special Taxation Measures Act and the cabinet order thereunder (Cabinet Order No. 43 of 1957, as amended) (together with the ministerial ordinance and other regulations thereunder, the “Act”), all in accordance with the Act, such beneficial owner of a senior debt security must, at the time of entrusting a Participant with the custody of the relevant senior debt security, provide certain information prescribed by the Act to enable the Participant to establish that such beneficial owner of a senior debt security is exempted from the requirement for Japanese taxes to be withheld or deducted (the “Interest Recipient Information”) and advise the Participant if such beneficial owner of a senior debt security ceases to be so exempted, including the case where the relevant beneficial owner of the senior debt security who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of the Company.

Where a senior debt security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese taxes, if the relevant beneficial owner of a senior debt security is (i) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a specially-related person of the Company or (ii) a Designated Financial Institution, all in accordance with the Act, such beneficial owner of a senior debt security must, prior to each date on which it receives interest, submit to the Company, the trustee or a paying agent, as appropriate, a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in the form obtainable from the Company, the trustee or any paying agent, as appropriate, stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of such beneficial owner of a senior debt security, the title of the senior debt securities, the relevant interest payment date, the amount of interest payable and the fact that such beneficial owner of a senior debt security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

By subscribing for the senior debt securities, a securityholder will be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially related person of the Company or (ii) a Designated Financial Institution.

If (i) subsequent to making a payment on the senior debt securities without withholding or deduction of Japanese taxes, the Company is required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate Interest Recipient Information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive additional amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of the debt securities) shall be required to reimburse the Company, in Japanese yen, for the amount remitted by the Company to the Japanese taxing authority.

As used in this section, the “Relevant Date” means the date on which any payment in respect of a senior debt security first becomes due, except that, if the full amount of the moneys payable has not been duly received by the trustee on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the securityholders in accordance with the Indenture.

The obligation to pay additional amounts shall not apply to (i) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge or (ii) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments of principal or interest on the senior debt securities; provided that, except as otherwise set forth in the senior debt securities and the Indenture, the Company shall pay all stamp and other duties, if any, which may be imposed by Japan, the United States or any respective political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the issuance of the senior debt securities.

References to principal or interest in respect of the senior debt securities shall be deemed to include any additional amounts due in respect of Japanese taxes which may be payable as set forth in the senior debt securities and the Indenture.

Events of Default

An event of default will be defined under the Indenture as any one or more of the following events, subject to modification in a supplemental indenture, each of which we refer to in this prospectus and the applicable prospectus supplement as an event of default with respect to any series of senior debt securities, having occurred and be continuing:

(i)	default by the Company in the payment when due of the interest or principal in respect of any such series of senior debt securities and the continuance of any such default for a period of 30 days after the date when due, unless the Company shall have cured such default by payment within such period; or

(ii)

the Company shall fail duly to perform or observe any other term, covenant or agreement contained in any such series of senior debt securities or in the Indenture in respect of such series of senior debt securities for a period of 90 days after the date on which written notice of such failure, requiring the

Company to remedy the same, shall have been given first to the Company (and to the trustee in the case of notice by the holders referred to below) by the trustee or holders of at least 25% in principal amount of the then outstanding senior debt securities of such series (such notification must specify the Event of Default, demand that it be remedied and state that the notification is a “Notice of Default” hereunder); or

(iii)	a decree or order by any court having jurisdiction shall have been issued adjudging the Company bankrupt or insolvent or approving a petition seeking reorganization under the Bankruptcy Law of Japan (Law No. 75 of 2004, as amended; the “Bankruptcy Law”), the Civil Rehabilitation Law of Japan (Law No. 225 of 1999, as amended; the “Civil Rehabilitation Law”), the Corporate Reorganization Law of Japan (Law No. 154 of 2002, as amended; the “Reorganization Law”), the Company Law of Japan (Law No. 86 of 2005, as amended; the “Company Law”) or any other similar applicable law of Japan, and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of all or substantially all of its property or for the winding-up or liquidation of its affairs, shall have been issued, and such decree or order shall have continued undischarged or unstayed for a period of 60 days; or

(iv)	the Company shall institute proceedings seeking adjudication of bankruptcy or seeking reorganization under the Bankruptcy Law, the Civil Rehabilitation Law, the Reorganization Law, the Company Law or any other similar applicable law of Japan, or shall consent to the institution of any such proceedings or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of itself or of all or substantially all of its property, or an effective resolution shall have been passed by the Company for the winding up or dissolution of its affairs, other than for the purpose of an amalgamation or merger, provided that the continuing or successor corporation has effectively assumed the obligations of the Company under such series of senior debt securities of such series and the Indenture.

Provision and Withholding of Notice of Default. Pursuant to the Indenture, the trustee shall give notice by mail to the securityholders of all defaults known to the trustee which have occurred. The trustee shall transmit the notice within 90 days after the occurrence of an event of default, unless the defaults have been cured before the transmission of such notice. However, except in the case of default in the payment of principal of or interest on the senior debt securities, the trustee may withhold notice of default if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or responsible officers of the trustee determines in good faith that the withholding of the notice is in the interests of the securityholders.

Acceleration Upon an Event of Default

The Indenture will provide that, unless otherwise set forth in a supplemental indenture, if any event of default occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of a series, by notice in writing to the Company (and to the trustee if given by the securityholders), may declare the entire principal of and interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults

In some circumstances, if any or all of the events leading to acceleration under the Indenture, other than the non-payment of the principal of the senior debt securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the securityholders of a majority in aggregate principal amount of a series of senior debt securities may (if certain conditions are satisfied) annul past declarations of acceleration or waive past defaults of such series of senior debt securities.

Application of Proceeds

Any money collected from the Company by a trustee under the Indenture upon an event of default shall be applied in the order described below:

(i)	first, to the payment of costs and expenses (including indemnity payments) applicable to the series of senior debt securities for which money was collected, including reasonable compensation to the applicable trustee and any paying agent;

(ii)	second, if payment is not due on the principal of the series of senior debt securities for which money was collected, to the payment of interest on the series in default;

(iii)	third, if payment is due on the principal of the series of senior debt securities for which money was collected, to the payment of the whole amount then owing and unpaid upon all of the series of senior debt securities for principal and interest, with interest on the overdue principal; and in case the money collected shall be insufficient to pay in full the whole amount so due and unpaid upon the series of senior debt securities, then to the payment of principal and interest without preference or priority of principal over interest, ratably to the aggregate of such principal and accrued and unpaid interest; and

(iv)	finally, to the payment of the remainder, if any, to the Company or any other person lawfully entitled thereto.

Indemnification of Trustee for Actions Taken on Your Behalf

The Indenture will provide that the trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the securityholders relating to the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred upon the trustee. In addition, the Indenture will contain a provision entitling the trustee, to be indemnified and/or secured to its satisfaction by the securityholders under the Indenture before proceeding to exercise any right or power at the request of holders. Subject to these provisions and specified other limitations, the holders of a majority in aggregate principal amount of the senior debt securities of the relevant series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Suits by You as an Individual Securityholder

The Indenture will provide that no individual securityholder may institute any action against the Company under the Indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

(i)	the holder must have previously given written notice to the trustee of the continuing default;

(ii)	the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of each affected series, with each such series treated as a single class, must have:

(a)	made written request to the trustee to institute that action; and

(b)	offered the trustee indemnity and/or security to its satisfaction;

(iii)	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

(iv)	the holders of a majority in principal amount of the outstanding senior debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

In addition, each securityholder will be deemed to have acknowledged, accepted, consented and agreed that, for a period of 30 days from the time the Prime Minister confirms that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended; the “Deposit Insurance Act”) (or any successor provision thereto) need to be applied to the Company, the ability of securityholders and the trustee to enforce the rights under the Indenture and the senior debt securities shall be subject to the limitations on the right to obtain attachment against the Company’s assets set forth in Article 126-16 of the Deposit Insurance Act (or any successor provision thereto).

Repurchases

We, or any subsidiary of ours, may, at any time, subject to prior confirmation of the FSA (if such confirmation is required under applicable Japanese banking laws and regulations then in effect), purchase any or all of the senior debt securities in the open market or otherwise at any price in accordance with any applicable law or regulation. Subject to applicable law, neither we nor any subsidiary of ours shall have any obligation to offer to purchase any debt securities held by any holder as result of our or its purchase or offer to purchase senior debt securities held by any other holder in the open market or otherwise. Senior debt securities so purchased by us or our subsidiaries may, at the discretion of us or our subsidiaries, as the case may be, be held or resold or surrendered to the relevant trustee for cancellation.

Limited Right of Set-Off

Each holder of the debt securities will agree, by the acceptance of any interest in a debt security, that, if (a) the Company shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Law, the Civil Rehabilitation Law, the Corporate Reorganization Law, the Company Law or any other similar applicable law of Japan, and so long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Company bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the Company’s liabilities exceed, or may exceed, its assets, or the Company suspends, or may suspend, repayment of its obligations, the holders of the debt securities shall not be entitled to exercise any right to set off any of the Company’s liabilities under the debt securities against any liabilities of the relevant holder owed to the Company.

Covenants

Consolidation, Merger, Sale or Conveyance. The Indenture will contain provisions permitting the Company, without the consent of the holders of the debt securities, to merge or consolidate with or merge into, or sell, assign, transfer, lease or convey all or substantially all of its properties or assets to any person or persons, provided that the successor corporation or corporations, if an entity other than the Company is a joint stock company organized and existing under the laws of Japan, assumes the Company’s obligations on the debt securities and under the Indenture and certain other conditions are met, including that, immediately after giving effect to such transaction, no event of default under the Indenture has occurred and is continuing. As an exception to the foregoing, each securityholder will be deemed to have acknowledged, accepted, consented and agreed that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by such court in accordance therewith if (i) the Company is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Company’s liabilities exceed, or are likely to exceed, its assets, or the Company has suspended, or are likely to suspend, payment of its obligations.

Evidence of the Company’s Compliance. There will be provisions in the Indenture requiring the Company to furnish to the trustee each year a brief certificate from the Company’s principal executive, financial or accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture.

Discharge

Unless otherwise set forth in a supplemental indenture and disclosed in the applicable prospectus supplement, the Company may discharge all of its obligations, other than as to transfers and exchanges, under the Indenture after it has:

(i)	paid or caused to be paid the principal of and interest on all of the outstanding senior debt securities in accordance with their terms; or

(ii)	delivered to the trustee for cancellation all of the outstanding senior debt securities.

Modification of the Indenture

Modification without Consent of Holders. The Company and the trustee may enter into supplemental indentures without the consent of the holders of senior debt securities issued under the Indenture to:

(i)	evidence the assumption by a successor corporation of the Company’s obligations;

(ii)	add covenants for the protection of the holders of senior debt securities;

(iii)	cure any ambiguity or correct any inconsistency;

(iv)	add to, change or eliminate any of the provisions of the Indenture (provided that such addition, change or elimination shall not adversely affect the interests of the holders of any outstanding series of debt securities in any material respect);

(v)	establish the forms or terms of any series of senior debt securities; or

(vi)	evidence the acceptance of appointment by a successor trustee.

Modification with Consent of Holders. Each of the Company and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding senior debt securities, with each such series voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the senior debt securities issued pursuant to the Indenture. However, the Company and the trustee may not make any of the following changes to any outstanding senior debt security without the consent of each holder that would be affected by the change:

(i)	extend the final maturity of the security or of any installment of principal of any such security;

(ii)	reduce the principal amount;

(iii)	reduce the rate or extend the time of payment of interest;

(iv)	reduce any amount payable on redemption;

(v)	change the currency or other terms in or under which the principal, including any amount of original issue discount, premium, or interest on the security is payable;

(vi)	change any of the Company’s obligations to pay any additional amounts on senior debt securities for any tax, assessment or governmental charge withheld or deducted (if any);

(vii)	impair the right of any holder to institute suit for any payment on any senior debt security when due; or

(viii)	reduce the percentage of senior debt securities the consent of whose holders is required for modification of the Indenture.

Concerning the Trustee

Any trustee appointed pursuant to the Indenture will have and will be subject to all of the duties and responsibilities under the Indenture and those with respect to an indenture trustee under the Trust Indenture Act.

The Indenture will provide that upon the occurrence of an event of default, the trustee will exercise the rights and powers vested in it by the Indenture, using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of its own affairs. In the absence of such event of default, the trustee need only perform those duties that are specifically set forth in the applicable indenture or are applicable pursuant to the Trust Indenture Act.

Subject to the Indenture and the provisions of the Trust Indenture Act, the trustee will be under no obligation to exercise any rights, trusts or powers conferred under the Indenture or the debt securities for the benefit of the holders of the senior debt securities, unless the holders have offered to the trustee indemnity and/or security satisfactory to the trustee against any loss, cost, liability or expense which might be incurred by it in exercising any such rights, trusts or powers.

The Indenture will contain, and the Trust Indenture Act contains, limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to serve as trustee under the Indenture and to engage in other transactions, provided that if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act), it must eliminate such conflict or resign.

We and our subsidiaries and affiliates may maintain ordinary banking relationships and custodial facilities with any trustee or its affiliates.

Successor Trustee

The Indenture will provide that the trustee with respect to a series of senior debt securities may resign or be removed by us, effective upon acceptance by a successor trustee of its appointment. The Indenture will require that any successor trustee shall be a corporation with a combined capital and surplus of not less than U.S.$50,000,000. The Indenture will also require, and the Trust Indenture Act requires, that any successor trustee shall be a corporation, association, company or business trust organized and doing business under the laws of the United States or any jurisdiction thereof or any state or territory or of the District of Columbia. No person may accept its appointment as a successor trustee unless at the time of such acceptance such successor trustee is qualified and eligible under the Indenture and the applicable provisions of the Trust Indenture Act.

Repayment of Funds

The Indenture will provide that all monies paid by the Company to the trustee or paying agent for a particular series of debt securities for payment of principal or interest on any Note which remains unclaimed at the end of two years after such payment shall become due and payable will be repaid to the Company and all liability of the trustee or paying agent with respect thereto will cease, and to the extent permitted by law, the holder of such Note shall thereafter look only to the Company for any payment which such holder may be entitled to collect.

New York Law to Govern

The Indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process and Submission to Jurisdiction

Under the Indenture, the Company will irrevocably designate Mitsubishi UFJ Financial Group, Inc., Attention: General Manager, with offices currently at 1251 Avenue of the Americas, 43rd Floor, New York, NY 10020 as its authorized agent for service of process in any legal action or proceeding arising out of or relating to the Indenture or the senior debt securities brought in any federal or state court in the County of New York, and the Company irrevocably submits to the jurisdiction of those courts.

Senior Debt Securities Denominated in Foreign Currencies

Whenever the applicable indenture provides for an action by, or the determination of, any of the rights of, or any distribution to, holders of debt securities, in the absence of any provision to the contrary, any amount in respect of any debt security denominated in a currency or currency unit other than U.S. dollars may be treated for purposes of taking any such action or distribution as the amount of U.S. dollars that could reasonably be exchanged for such non-U.S. dollar amount. This amount will be calculated as of a date that we specify to the paying agent or, if we fail to specify a date, on a date that the paying agent may determine.

Book-Entry; Delivery and Form

DTC

The senior debt securities will initially be issued to investors only in book-entry form. Each series of senior debt securities will initially be in the form of one or more fully registered Global Notes. The Global Notes will be issued and registered in the name of Cede & Co., acting as nominee for DTC, which will act as securities depositary for the senior debt securities. The Global Notes will initially be deposited with a custodian for DTC.

Any beneficial interest in one of the Global Notes that is transferred to an entity that takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”), or persons who hold interests through participants (including Euroclear and Clearstream). Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Unless and until senior debt securities in certificated form are issued, the only holder of the senior debt securities will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary.

DTC advises that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Euroclear

Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Non-participants in the Euroclear system may hold and transfer book-entry interests in the senior debt securities through accounts with a participant in the Euroclear system or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Investors electing to acquire, hold or transfer senior debt securities through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such intermediary with respect to the settlement of secondary market transactions in senior debt securities. Euroclear will not monitor or enforce any transfer restrictions with respect to the senior debt securities. Investors that acquire, hold and transfer interests in the senior debt securities by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such intermediary and each other intermediary, if any, standing between themselves and the individual senior debt securities.

Euroclear has advised that, under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on Euroclear’s records, all participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit. Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in senior debt securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Distributions with respect to the senior debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear terms and conditions.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear operator to facilitate the settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters of an offering of senior debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to senior debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Transfers

Purchases of senior debt securities within the DTC system must be made by or through DTC participants, which will receive a credit for the senior debt securities on DTC’s records. The ownership interest of each actual purchaser of senior debt securities, a beneficial owner of an interest in a Global Note, is in turn to be recorded on the DTC participants’ and indirect participants’ records. Beneficial owners of interests in a Global Note will not receive written confirmation from DTC of their purchases, but they are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the DTC participants or indirect participants through which they purchased the senior debt securities. Transfers of ownership interests in the senior debt securities are to be accomplished by entries made on the books of DTC participants and indirect participants acting on behalf of beneficial owners of interests in a Global Note. Beneficial owners of interests in a Global Note will not receive senior debt securities in certificated form representing their ownership interests in the senior debt securities unless use of the book-entry system for the senior debt securities is discontinued.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the senior debt securities, cross-market transfers between persons holding, directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the relevant European depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the relevant European depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the European depositaries.

Because of time zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a person that does not hold the senior debt securities through Euroclear or Clearstream will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Limitations on Responsibilities

DTC, Euroclear and Clearstream have no knowledge of the actual beneficial owners of interests in a Global Note. DTC’s records reflect only the identity of the DTC participants to whose accounts those senior debt securities are credited, which may or may not be the beneficial owners of interests in a Global Note. Similarly, the records of Euroclear and Clearstream reflect only the identity of the Euroclear or Clearstream participants to whose accounts those senior debt securities are credited, which also may or may not be the beneficial owners of interests in a Global Note. DTC, Euroclear and Clearstream participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

DTC’s Procedures for Notices, Voting and Payments

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by the Global Note for all purposes under the senior debt securities and the Indenture. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture.

The Company expects that DTC will take any action permitted to be taken by a securityholder, including the presentation of senior debt securities for exchange, only at the direction of one or more of its participants to whose account DTC’s interests in the Global Notes are credited and only in respect of that portion of the aggregate, principal amount of senior debt securities as to which that participant or participants has or have given the direction.

Conveyance of notices and other communications by DTC to its participants, by those participants to its indirect participants, and by participants and indirect participants to beneficial owners of interests in a Global Note will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The trustee will send any notices in respect of the senior debt securities held in book-entry form to Cede & Co.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the senior debt securities unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose account the senior debt securities are credited on the record date.

Payment of principal of and interest on the senior debt securities held in book-entry form will be made to Cede & Co. or another nominee of DTC by the paying agent in immediately available funds. DTC’s practice is to credit its participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by DTC’s participants and indirect participants to beneficial owners of interests in a Global Note will be governed by standing instructions and customary practices, and will be the responsibility of those participants and indirect participants and not of DTC or the Company, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal of and interest on the senior debt securities or other amounts to DTC is the responsibility of the Company, disbursement of these payments to participants is the responsibility of DTC, and disbursement of those payments to the beneficial owner of an interest in a Global Note is the responsibility of participants and indirect participants.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Exchange of Global Notes for Certificated Notes

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, or if there shall have occurred and be continuing an acceleration event with respect to the senior debt securities, the Company will issue senior debt securities in certificated form in exchange for the Global Notes. The certificated senior debt securities delivered in exchange for beneficial interests in any Global Note will be registered in the names requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange shall be made free of charge to the beneficial owners of the Global Notes, except that a person receiving certificated senior debt securities must bear the cost of insurance, postage, transportation and other related costs in the event that such person does not take delivery of such certificated senior debt securities at the offices of the trustee or the paying agent. The senior debt securities are not issuable in bearer form. Except in the limited circumstances described above, owners of interests in the Global Notes will not be entitled to receive physical delivery of senior debt securities in certificated form.

Payment of principal and interest in respect of the certificated senior debt securities shall be payable at the office of agency of the Company in the City of New York which shall initially be the corporate trust office of the trustee, at 101 Barclay Street, New York, NY 10286, USA, or at the office of the paying agent (which shall initially be The Bank of New York Mellon, provided that, at the option of the Company, payment may be made by wire transfer or by mailing checks for such interest payable to or upon the written order of such holders at their last addresses as they appear on the registry books of the Company (in the case of registered securities) or at such other addresses as may be specified in the written orders of the holders; and provided further that, payments of any interest on certificated senior debt securities (other than at maturity) may be made by the paying agent, in the case of a registered holder of at least U.S.$10,000,000 principal amount of senior debt securities, by electronic funds transfer of immediately available funds to a United States dollar account maintained by the payee, provided such registered holder so elects by giving written notice to the trustee designating such account, no later than 15 days immediately preceding the relevant date for payment (or such other date as the trustee may accept in its discretion). Unless such designation is revoked, any such designation made by such holder with respect to such senior debt securities shall remain in effect with respect to any future payments with respect to such senior debt securities payable to such holder.

So long as any senior debt securities are listed on the SGX-ST and the rules of the SGX-ST so require, in the event that a Global Note representing such series of senior debt securities is exchanged for definitive senior debt securities, we will appoint and maintain a paying agent in Singapore, where the senior debt securities may be presented or surrendered for payment or redemption. In addition, in the event that any of the Global Notes of such series is exchanged for definitive senior debt securities, announcement of such exchange shall be made by us or on our behalf through the SGX-ST and such announcement will include all material information with respect to the delivery of the definitive senior debt securities, including details of the paying agent in Singapore. If any senior debt securities are listed on any other securities exchange, such senior debt securities will be subject to any applicable rules of such securities exchange.

Registration, Transfer and Exchange of Senior Debt Securities

The trustee will maintain at its corporate trust office a register with respect to the senior debt securities. The name of the registered holder of each senior debt security will be recorded in the register. The Company, the trustee, the registrar and the paying agent may treat the person in whose name any senior debt security is registered as the absolute owner of the senior debt security for all purposes and none of them shall be affected by any notice to the contrary.

At the option of the securityholder, subject to the restrictions contained in the senior debt security and in the Indenture, the senior debt security may be transferred or exchanged for a like aggregate principal amount of senior debt securities of different authorized denominations, upon surrender for exchange or registration of transfer, at the corporate trust office of the trustee. Any senior debt security surrendered for exchange or presented for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer or other documentation in a form identified in the Indenture. Senior debt securities issued upon exchange or transfer shall be registered in the name of the securityholder requesting the exchange or, as the case may be, the designated transferee or transferees and delivered at the trustee’s office, or mailed, at the request, risk and expense of, and to the address requested by, the designated transferee or transferees. No service charge, other than any cost of delivery not made by regular mail, shall be imposed for any transfer or exchange of senior debt securities, but the Company or the trustee may require payment of a sum sufficient to cover any stamp duty, tax or governmental charge or insurance charge that may be imposed in connection with any transfer or exchange of senior debt securities.

Upon the transfer, exchange or replacement of certificated senior debt securities bearing the legend, the trustee will deliver only certificated senior debt securities bearing such legend unless the Company otherwise consents.

Trustee, Paying Agent, Registrar and Calculation Agent

The Bank of New York Mellon will initially act as trustee, paying agent and registrar for the senior debt securities, and as calculation agent with respect to the floating rate notes. The Company may change the paying agent, registrar or calculation agent without prior notice to the holders of the senior debt securities, and the Company or any of its subsidiaries may act as paying agent, registrar or calculation agent. The applicable prospectus supplement will name any such successor trustee, paying agent, registrar and, if applicable, calculation agent with respect to the series of senior debt securities being offered by such prospectus supplement.

The trustee is located at 101 Barclay Street, New York, NY 10286, United States of America.

Authenticating Agent

The Indenture will permit the trustee to appoint an authenticating agent or agents with respect to the senior debt securities issued under such indenture. Such authenticating agent will be authorized to act on behalf of the trustee to authenticate the senior debt securities, and senior debt securities authenticated by such authenticating agent will be entitled to the benefits of the Indenture and valid and obligatory for all purposes as if authenticated by the trustee. The trustee may change the authenticating agent at any time, as more fully described in the Indenture.

Minimum Board Lot Size on the SGX-ST

If any series of senior debt securities are listed on the SGX-ST, such senior debt securities are expected to be traded on the SGX-ST in a minimum board lot size of $200,000 for so long as such senior debt securities are listed on the SGX-ST.

TAXATION

The following summaries are not intended as a complete analysis of the tax consequences under Japanese or United States federal income tax law as a result of the purchase, ownership and sale of the senior debt securities by investors. Potential investors should consult with their own tax advisers on the tax consequences of the purchase, ownership, sale, and other relevant circumstances concerning the senior debt securities, including specifically the applicable tax consequences under Japanese or United States federal income tax laws, the law of the jurisdiction of their country of residence (if relevant) and any tax treaty between Japan and their country of residence.

Japanese Taxation

The following is a general description of certain Japanese tax aspects of the senior debt securities and does not purport to be a comprehensive description of the tax aspects of the senior debt securities. Prospective purchasers should note that, although the general tax information on Japanese taxation is described hereunder for convenience, the statements below are general in nature and not exhaustive. Prospective purchasers are advised to consult their own legal, tax, accountancy or other professional advisors in order to ascertain their particular circumstances regarding taxation.

The statements below are based on current tax laws and regulations in Japan and current tax treaties executed by Japan all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). Neither such statements nor any other statements in this document are to be regarded as advice on the tax position of any beneficial owner of the senior debt securities or any person purchasing, selling or otherwise dealing in the senior debt securities or any tax implication arising from the purchase, sale or other dealings in respect of the senior debt securities.

The Senior Debt Securities

The senior debt securities do not fall under the concept of so-called “taxable linked notes” as described in Article 6, Paragraph 4 of the Special Taxation Measures Act, i.e., notes of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order under the Special Taxation Measures Act) relating to the Company or a specially-related person of the Company.

Capital Gains, Stamp Tax and Other Similar Taxes, Inheritance and Gift Taxes

Gains derived from the sale of senior debt securities outside Japan by an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan are, in general, not subject to Japanese income tax or corporate tax.

No stamp, issue, registration or similar taxes or duties will, under current Japanese law, be payable in Japan by holders of senior debt securities in connection with the issue of the senior debt securities, nor will such taxes be payable by holders of senior debt securities in connection with their transfer if such transfer takes place outside Japan.

Japanese inheritance tax or gift tax at progressive rates may be payable by an individual, wherever resident, who has acquired senior debt securities from another individual as legatee, heir or donee.

Representation by Investor upon Distribution of Senior Debt Securities

BY SUBSCRIBING FOR THE SENIOR DEBT SECURITIES, A SECURITYHOLDER WILL BE DEEMED TO HAVE REPRESENTED THAT IT IS A PERSON WHO FALLS INTO THE CATEGORY OF (i) OR (ii) BELOW. The senior debt securities are not, as part of the distribution under the applicable underwriting agreement by the underwriters at any time, to be directly or indirectly offered or sold to, or for the benefit of, any person other than a beneficial owner that is, (i) for Japanese tax purposes, neither (x) an individual resident of Japan or a Japanese corporation, nor (y) an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the Company (as defined below) or (ii) a Designated Financial Institution, except as specifically permitted under the Special Taxation Measures Act.

Payments of Interest and Redemption Gain on Senior Debt Securities

The following description of Japanese taxation (limited to national taxes) applies exclusively to interest on the senior debt securities and the redemption gain, meaning any difference between the acquisition price of the interest-bearing senior debt securities of the holder and the amount which the holder receives upon redemption of such interest-bearing senior debt securities (the “Redemption Gain”), where such senior debt securities are issued by the Company outside Japan and payable outside Japan. In addition, the following description assumes that only global notes are issued for the senior debt securities, and no definitive bonds and coupons that are independently traded are issued, in which case different tax consequences may apply. It is not intended to be exhaustive and prospective purchasers are recommended to consult their tax advisers as to their exact tax position.

1.	Non-resident Investors

If the recipient of interest on the senior debt securities or of the Redemption Gain with respect to interest-bearing senior debt securities is an individual non-resident of Japan or a non-Japanese corporation for Japanese tax purposes, as described below, the Japanese tax consequences on such individual non-resident of Japan or non-Japanese corporation are significantly different depending upon whether such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the Company (as defined below). Most importantly, if such individual non-resident of Japan or non-Japanese corporation is a specially-related person of the Company (as defined below), income tax at the rate of 15.315% of the amount of such interest will be withheld by the Company under Japanese tax law.

1.1.	Interest

(1)	If the recipient of interest on the senior debt securities is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of the interest on the senior debt securities is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no Japanese income tax or corporate tax is payable with respect to such interest whether by way of withholding or otherwise, if such recipient complies with certain requirements, inter alia:

(i)	if the relevant senior debt securities are held through a Participant, the requirement to provide, at the time of entrusting a Participant with the custody of the relevant senior debt securities, the Interest Recipient Information, and to advise the Participant if such individual non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a specially-related person of the Company (as defined below)); and

(ii)	if the relevant senior debt securities are not held by a Participant, the requirement to submit to the relevant Paying Agent a Written Application for Tax Exemption, together with certain documentary evidence.

Failure to comply with such requirements described above (including the case where the Interest Recipient Information is not duly communicated as required under the Act) will result in the withholding by the Company of income tax at the rate of 15.315% of the amount of such interest.

(2)

If the recipient of interest on the senior debt securities is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of interest is carried on within Japan through such permanent establishment, such interest will not be subject to a 15.315% withholding tax by the Company, if the recipient provides the Interest Recipient Information or submits the Written Application for Tax Exemption as set out in paragraph 1.1(1) above. Failure to do so will result in the withholding by the Company of income tax at the rate of 15.315% of the amount of such interest. The amount of such interest will be aggregated with the recipient’s other Japanese source income and will be subject to regular income tax or corporate tax, as appropriate.

(3)	Notwithstanding paragraphs 1.1(1) and (2) above, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a person who has a special relationship with the Company (that is, in general terms, a person who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, the Company) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph 4 of the Special Taxation Measures Act (such person is referred to as a “specially-related person of the Company”) as of the beginning of the fiscal year of the Company in which the relevant interest payment date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15.315% of the amount of such interest will be withheld by the Company. If such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise by way of withholding, could apply to such interest under Japanese tax law.

(4)	If an individual non-resident of Japan or a non-Japanese corporation (regardless of whether it is a specially-related person of the Company) is subject to Japanese withholding tax with respect to interest on the senior debt securities under Japanese tax law, a reduced rate of withholding tax or exemption from such withholding tax may be available under the relevant income tax treaty between Japan and the country of tax residence of such individual non-resident of Japan or non-Japanese corporation. As of the date of this document, Japan has income tax treaties, conventions or agreements whereby the above-mentioned withholding tax rate is reduced, generally to 10% with, inter alia, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Switzerland and the United States of America. Under the tax treaties between Japan and the United Kingdom or Sweden, interest paid to qualified United Kingdom or Swedish residents is generally exempt from Japanese withholding tax. Japan and the United States of America or Germany have also signed an amendment to the existing tax treaty generally exempting interest from Japanese withholding tax; however, this amendment has not yet entered into force. Under the current income tax treaty between Japan and the United States of America, certain limited categories of qualified United States residents receiving interest on the senior debt securities may, subject to compliance with certain procedural requirements under Japanese law, be fully exempt from Japanese withholding tax for interest on the senior debt securities. Under the income tax treaties with France, Australia, the Netherlands and Switzerland, similar exemptions to those provided in the current income tax treaty between Japan and the United States of America will be available (provided that no exemption will apply to pension funds in the case of Australia). In order to enjoy such reduced rate of, or exemption from, Japanese withholding tax under any applicable income tax treaty, individual non-residents of Japan or non-Japanese corporations which are entitled, under any applicable income tax treaty, to a reduced rate of, or exemption from, Japanese withholding tax on payment of interest by the Company are required to submit an Application Form for Income Tax Convention regarding Relief from Japanese Income Tax and Special Income Tax for Reconstruction on Interest (as well as any other required forms and documents) in advance through the Company to the relevant tax authority before payment of interest.

(5)

Under the Act, (a) if an individual non-resident of Japan or a non-Japanese corporation that is a beneficial owner of the senior debt securities becomes a specially-related person of the Company, or an individual non-resident of Japan or a non-Japanese corporation that is a specially-related person of the Company becomes a beneficial owner of the senior debt securities, and (b) if such senior debt securities are held through a Participant, then such individual non-resident of Japan or non- Japanese corporation should notify the Participant of such change in status by the immediately following interest payment date of the senior debt securities. As described in paragraph 1.1(3) above, as the status of such individual non-resident of Japan or non-Japanese corporation as a specially-related person of the Company for Japanese withholding tax purposes is determined based on the status as of the beginning of the fiscal year of the Company in which the relevant interest payment date falls, such individual non-resident of Japan or non-Japanese corporation should, by such notification, identify and advise the Participant of the specific interest payment date on which Japanese withholding tax starts to apply with respect to such individual non-resident of Japan or non-Japanese corporation as being a specially-related person of the Company.

1.2.	Redemption Gain

(1)	If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having no permanent establishment within Japan or having a permanent establishment within Japan but where the receipt of such Redemption Gain is not attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, no income tax or corporate tax is payable by way of withholding or otherwise with respect to such Redemption Gain.

(2)	If the recipient of the Redemption Gain is an individual non-resident of Japan or a non-Japanese corporation having a permanent establishment within Japan and the receipt of such Redemption Gain is attributable to the business of such individual non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, such Redemption Gain will not be subject to any withholding tax but will be aggregated with the recipient’s other Japanese source income which is subject to Japanese taxation and subject to regular income tax or corporate tax, as appropriate.

(3)	Notwithstanding paragraphs 1.2(1) and (2) above, if an individual non-resident of Japan or a non-Japanese corporation mentioned above is a specially-related person of the Company as of the beginning of the fiscal year of the Company in which such individual non-resident of Japan or non-Japanese corporation acquired such senior debt securities, the Redemption Gain will not be subject to withholding tax but will be subject to regular income tax or corporate tax, as appropriate, under Japanese tax law, regardless of whether such individual non-resident of Japan or non-Japanese corporation has a permanent establishment within Japan, provided that exemption may be available under the relevant income tax treaty.

2.	Resident Investors

If the recipient of interest on the senior debt securities is an individual resident of Japan or a Japanese corporation for Japanese tax purposes, as described below, regardless of whether such recipient is a specially-related person of the Company, in addition to any applicable local tax, income tax will be withheld at the rate of 15.315% of the amount of such interest, if such interest is paid to an individual resident of Japan or a Japanese corporation (except for (i) a Designated Financial Institution or (ii) a Public Corporation (as defined below) or a Specified Financial Institution (as defined below) to which such interest is paid through the Japanese Custodian (as defined below) in compliance with the requirement for tax exemption under Article 3-3, Paragraph 6 of Special Taxation Measures Act.) In addition to the withholding tax consequences upon resident investors as explained in this section 2, resident investors should consult their own tax advisors regarding their regular income tax or corporate tax consequences other than by way of withholding, bearing in mind, especially for individual residents of Japan, the change to the taxation regime of senior debt securities that took effect on January 1, 2016.

2.1.	Interest

(1)

If an individual resident of Japan or a Japanese corporation (other than a Specified Financial Institution (as defined below) or a Public Corporation (as defined below), who complies with the requirement as referred to in paragraph 2.1(2) below) receives payments of interest on the senior debt securities through certain Japanese payment handling agents as defined in Article 2-2, Paragraph 2 of the Cabinet Order (each a “Japanese Payment Handling Agent”), income tax at the rate of 15.315% of the amount of such interest will be withheld by the Japanese Payment Handling Agent rather than by the Company. As the Company is not in a position to know in advance the recipient’s status, the recipient of interest falling within this category should inform the Company through a Paying Agent of its status in a timely manner. Failure to so inform may result in double withholding.

(2)	If the recipient of interest on the senior debt securities is a Japanese public corporation or a Japanese public-interest corporation designated by the relevant law (kokyohojin tou) (a “Public Corporation”) or a Japanese bank, a Japanese insurance company, a Japanese financial instruments business operator or other Japanese financial institution falling under certain categories prescribed by the relevant Cabinet Order under Article 3-3, Paragraph 6 of the Special Taxation Measures Act (each, a “Specified Financial Institution”) that keeps its senior debt securities deposited with, and receives the interest through, a Japanese Payment Handling Agent with custody of the senior debt securities (the “Japanese Custodian”) and such recipient submits through such Japanese Custodian to the competent tax authority the report prescribed by the Act, no withholding tax is levied on such interest. However, since the Company is not in a position to know in advance the recipient’s such tax exemption status, the recipient of interest falling within this category should inform the Company through a Paying Agent of its status in a timely manner. Failure to so notify the Company may result in the withholding by the Company of a 15.315% income tax.

(3)	If an individual resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described in paragraph 2.1(4) below) receives interest on the senior debt securities not through a Japanese Payment Handling Agent, income tax at the rate of 15.315% of the amount of such interest will be withheld by the Company.

(4)	If a Japanese bank, Japanese insurance company, Japanese financial instruments business operator or a Designated Financial Institution receives interest on the senior debt securities not through a Japanese Payment Handling Agent and such recipient complies with the requirement, inter alia, to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption as referred to in paragraph 1.1(1) above, no withholding tax will be imposed.

2.2.	Redemption Gain

If the recipient of the Redemption Gain is an individual resident of Japan or a Japanese corporation, such Redemption Gain will not be subject to any withholding tax.

3.	Special Additional Tax for Reconstruction From the Great East Japan Earthquake

Due to the imposition of a special additional withholding tax of 0.315% (or 2.1% of 15%) to secure funds for reconstruction from the Great East Japan Earthquake, the withholding tax rate has been effectively increased to 15.315% during the period beginning on January 1, 2013 and ending on December 31, 2037. There will also be certain special additional tax imposed upon regular income tax due other than by way of withholding for individual non-residents of Japan, as referred to in the foregoing descriptions, for a certain period.

U.S. Taxation

The following sets forth the material U.S. federal income tax consequences of the acquisition, ownership and disposition of senior debt securities. Except as provided in “—Potential FATCA Withholding After 2018” below, this discussion applies only to U.S. holders, as defined below. This summary is based upon U.S. federal income tax laws, including the U.S. Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed Treasury Regulations under the Code, published rulings and court decisions, and upon the Convention between the United States of America and Japan for the Avoidance of Double Taxation and

the Prevention of Fiscal Evasion with respect to Taxes on Income, or the Tax Convention. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe below.

The following summary is not a complete analysis or description of all potential U.S. federal income tax consequences to a particular U.S. holder. It does not address all U.S. federal income tax considerations that might be relevant to all categories of potential purchasers, certain of which (such as banks or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, dealers or traders in securities, tax-exempt entities, non-U.S. persons, persons holding senior debt securities as part of a “straddle,” “hedge,” conversion or other integrated transaction, holders whose “functional currency” is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding senior debt securities through a partnership or other pass through entity, U.S. expatriates, and holders liable for alternative minimum tax) are subject to special tax treatment. This summary does not address estate and gift tax consequences or any non-U.S., state or local tax consequences of owning our senior debt securities. In addition, this summary applies only to investors that acquire any series of senior debt securities at their issue price and without original issue discount (other than de minimis original issue discount). This summary assumes that investors will hold our senior debt securities as capital assets within the meaning of Section 1221 of the Code. The applicable prospectus supplement may address additional U.S. federal income tax consequences related to a particular series of senior debt securities.

As used herein, a “U.S. holder” means a beneficial owner of a senior debt security that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or a resident alien of the United States as determined for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a court within the United States and with respect to which one or more U.S. persons has the authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) holds our senior debt securities, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. A partner in or owner of a partnership or other pass-through entity that is considering holding our senior debt securities should consult its own tax advisor regarding the tax consequences of acquiring, owning and disposing of our senior debt securities.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our senior debt securities, and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is given.

U.S. holders should consult their own tax advisors concerning the application of the following rules to their particular situations, as well as the estate and gift tax consequences and the tax consequences to them under the laws of any other taxing jurisdiction.

Certain Additional Amounts. As described above under “Description of the Senior Debt Securities—Payment of Additional Amounts,” we may be obligated to pay amounts in excess of the stated interest or principal on the senior debt securities in certain circumstances. These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the payment of additional amounts is remote, and do not intend to treat the senior debt securities as contingent payment debt instruments. Our position that such contingency is remote is binding on a holder of the senior debt securities unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were successfully to challenge this position, a holder might be required to accrue interest income at a rate higher than the stated interest rate on the senior debt securities, and to treat as ordinary interest income any gain realized on the taxable disposition of a senior debt security. The remainder of this discussion assumes that the senior debt securities will not be treated as contingent payment debt instruments. Holders should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the senior debt securities.

Payments of Stated Interest. Qualified stated interest, or QSI, paid on our senior debt securities will generally be taxable to a U.S. holder as ordinary income at the time it is received or accrued, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. In general, interest on a fixed rate Note is treated as QSI if it is payable at a single fixed rate and is unconditionally payable in cash or in property (other than our own debt instruments) at least annually. In addition, interest on a variable rate debt instrument is treated as QSI if (1) the issue price of the debt instrument does not exceed the original stated principal amount by more than a specified de minimis amount, (2) the debt instrument does not provide for any principal payments that are contingent, (3) the interest compounds or is payable at least annually at current values of (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”, and (4) the interest is unconditionally payable in cash or in property (other than our own debt instruments) at least annually. We expect interest on each of our senior debt securities to be unconditionally payable in cash at least annually and either payable at a single fixed rate (on our fixed rate senior debt securities) or payable at a qualified floating rate on senior debt securities that meet the other requirements set out above, and therefore, in each case, to be treated as QSI.

In addition to QSI on our senior debt securities, a U.S. holder will be required to include in income any additional amounts and any tax withheld from QSI payments notwithstanding that such withheld tax is not in fact received by such U.S. holder. With respect to any tax withheld under Japanese law, a U.S. holder may be entitled to deduct or credit tax withheld at the rate under the Tax Convention, or such other rate as may be applicable, subject to applicable limitations in the Code, including that the choice to deduct foreign taxes must apply to all of the U.S. holder’s foreign taxes for a particular year. For foreign tax credit limitation purposes, QSI, including Japanese taxes withheld therefrom, if any, and additional amounts paid on our senior debt securities, will be income from sources outside the United States and will, with certain limitations, be treated as “passive category income” or, in the case of certain U.S. holders, “general category income.” U.S. holders will generally be denied a foreign tax credit for foreign taxes imposed with respect to the senior debt securities where such holder does not meet a minimum holding period requirement during which such holder is not protected from risk of loss. The rules governing the foreign tax credit are complex. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange, Retirement or Other Taxable Disposition. A U.S. holder’s tax basis in a senior debt security will, in general, be such holder’s cost for that senior debt security. A U.S. holder will generally recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of our senior debt securities in an amount equal to the difference between the amount realized from such sale, exchange, retirement or other taxable disposition, other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income, and the U.S. holder’s tax basis in such senior debt securities. Such gain or loss will be long term capital gain or loss if the holding period for our senior debt securities exceeds one year at the time of disposition. Long term capital gain of non-corporate U.S. holders (including individuals) is eligible for reduced rates of taxation. The ability to deduct capital losses is subject to limitations. For purposes of determining a U.S. holder’s allowable foreign tax credit, gain or loss realized by a U.S. holder, will generally be U.S. source income or loss. Special rules apply in determining the source of other types of loss such as loss attributable to accrued but unpaid interest, and U.S. holders should consult their tax advisors regarding the treatment of such items in their particular situations.

Additional Tax on Passive Income. Certain U.S. holders that are individuals, trusts, or estates will be required to pay a 3.8% tax on, among other things, interest and capital gain from the sale, exchange, retirement or other taxable disposition of our senior debt securities. U.S. holders should consult their own tax advisors regarding the application of this tax to their ownership of our senior debt securities.

Information with Respect to Specified Foreign Financial Assets. Certain U.S. holders are required to report information relating to an interest in our senior debt securities, subject to certain exceptions (including an exception for senior debt securities held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in our senior debt securities. U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of our senior debt securities.

Information Reporting and Backup Withholding. Proceeds from the sale, exchange, retirement or other taxable disposition of our senior debt securities, or payments of interest on our senior debt securities, generally will be subject to information reporting requirements. Those proceeds or interest payments may also be subject to backup withholding unless the U.S. holder:

•	is an exempt recipient, and, when required, demonstrates this fact, or

•	provides a correct taxpayer identification number on a properly completed IRS Form W-9 certifying that the U.S. holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. holder timely provides the required information to the IRS. If a U.S. holder is required to and does not provide a correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. All U.S. holders should consult their tax advisors as to their qualification for the exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Potential FATCA Withholding After 2018. To prevent U.S. tax evasion by U.S. taxpayers, Sections 1471 through 1474 of the Code, such sections commonly referred to as FATCA, encourage foreign financial institutions to report information about their U.S. account holders (including holders of certain equity or debt interests) to the IRS. Foreign financial institutions that fail to comply with the withholding and reporting requirements of FATCA and certain account holders that do not provide sufficient information under the requirements of FATCA will be subject to a 30% withholding tax on certain payments they receive, including “foreign passthru payments.” Because we are treated as a foreign financial institution for purposes of FATCA, such withholding may be imposed on payments on the senior debt securities (to the extent such payments are considered foreign passthru payments) to any foreign financial institution (including an intermediary through which a holder may hold senior debt securities) that fails to comply with FATCA or any other investor that does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such foreign financial institution or investor is otherwise exempt from FATCA.

The term “foreign passthru payment” is not currently defined in U.S. Treasury Regulations. Withholding on foreign passthru payments will not be required with respect to payments made before January 1, 2019, and is not applicable to debt obligations that are issued before (and not materially modified after) the date that is six months after the date on which final U.S. Treasury Regulations defining the term “foreign passthru payments” are published. In addition, the United States has entered into intergovernmental agreements, or IGAs, with certain non-United States jurisdictions (including Japan) that will modify the FATCA withholding regime described above. It is not yet clear how the IGAs will address foreign passthru payments and whether such IGAs may relieve foreign financial institutions of any obligation to withhold on foreign passthru payments.

As discussed above, because the term “foreign passthru payment” is not defined in U.S. Treasury Regulations, the future application of FATCA withholding tax on foreign passthru payments to holders of senior debt securities is uncertain. If a holder of senior debt securities is subject to withholding, there will be no additional amounts payable by way of compensation to the holder of debt securities for the deducted and withheld amount.

Holders of senior debt securities should consult their own tax advisors regarding FATCA in light of their particular situation.

We urge U.S. holders to consult their own tax advisors concerning the U.S. federal, state and local and other tax consequences to them of the purchase, ownership and disposition of our senior debt securities.

CERTAIN ERISA AND SIMILAR CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets are deemed to include the assets of such plans, or collectively, ERISA Plans, and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to, among other requirements, ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors” and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the senior debt securities.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts, or together with ERISA Plans, Plans) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or Section 4975 of the Code. In addition, a fiduciary of the Plan who engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if senior debt securities are acquired with the assets of a Plan with respect to which the Company, the initial purchasers, the trustee, or any of their respective affiliates, is a party in interest or disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire a senior debt security and the circumstances under which such decision is made. Included among these exemptions are Prohibited Transaction Class Exemption, or PTCE, 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 95-60 (relating to investments by insurance company general accounts), and PTCE 96-23 (relating to transactions effected by in-house asset managers). There is also a statutory exemption that may be available under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for transactions with a person who is a party in interest or disqualified person with respect to a Plan investing in the senior debt securities for adequate consideration, provided such person (i) is not the fiduciary with respect to the Plan’s assets used to acquire the senior debt securities or an affiliate of such fiduciary and (ii) such person is a party in interest or disqualified person solely by reason of (x) being a service provider to the Plan or (y) having a specified relationship to such service provider. Adequate consideration, in the case of a security for which there is not a generally recognized market, means fair market value as determined in good faith by the Plan fiduciary in accordance with regulations to be promulgated by the U.S. Department of Labor. There can be no assurance that any of these exemptions or any other administrative or statutory exemption will be available with respect to any particular transaction involving the senior debt securities.

Any insurance company proposing to invest assets of its general account in senior debt securities should consider the extent to which such investment would be subject to the requirements of Title I of ERISA and Section 4975 of the Code in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993) and Section 401(c) of ERISA. Such an insurance company should consider (i) the exemptive relief granted by the U.S. Department of Labor for transactions involving insurance company general accounts in PTCE 95-60 and (ii) if such exemptive relief is not available, whether its acquisition of senior debt securities will not require an exemption because the assets used for such acquisition are not subject to Title I of ERISA or Section 4975 of the Code. The final regulations provide guidance on which assets held by an insurance company constitute “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code.

Governmental plans, certain church plans and non-U.S. plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local, other federal laws or non-U.S. laws that are substantially similar to the foregoing provisions of ERISA and the Code, or Similar Laws.

By its acquisition of the senior debt securities (or any interest therein), each purchaser and subsequent transferee thereof will be deemed to have represented and warranted, on each day from the date on which such purchaser or transferee, as applicable, acquires its interest in such senior debt securities through and including the date on which such purchaser or transferee, as applicable, disposes of its interest in such senior debt securities, either that (a) it is neither a Plan (including, without limitation, an entity the underlying assets of which include “plan assets” by reason of a Plan’s investment in the entity or otherwise), nor a governmental, church, non-U.S. or other plan that is subject to any Similar Law or (b) its acquisition, holding and disposition of a senior debt security (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation under any Similar Law).

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the senior debt securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the senior debt securities.

Each purchaser and holder of a senior debt security will have exclusive responsibility for ensuring that its purchase and holding of the senior debt security does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or the provisions of any applicable Similar Law. Nothing herein shall be construed as a representation that an investment in the senior debt securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

General

We may sell senior debt securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly.

Any underwriter or agent involved in the offer and sale of any series of the senior debt securities will be named in the prospectus supplement.

The prospectus supplement for each series of senior debt securities will describe:

•	a description of the transaction and senior debt securities to be offered;

•	the terms of the offering of these senior debt securities, including the name or names of any agent or agents or the name or names of any underwriter or underwriters;

•	the offering price or purchase price of the senior debt securities and the use of proceeds from the sale;

•	any discounts and commissions to be allowed or paid to any agents or underwriters and all other items constituting underwriting compensation;

•	any securities exchanges on which the senior debt securities may be listed;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the senior debt securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these senior debt securities will be subject to conditions. The underwriters will be obligated to purchase all of these senior debt securities if any are purchased by them.

The senior debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these senior debt securities for whom they may act as agent. Underwriters may sell these senior debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may authorize underwriters to solicit offers by institutions to purchase from us the senior debt securities subject to the underwriting agreement, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell senior debt securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

In connection with underwritten offerings of the senior debt securities offered by this prospectus and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the senior debt securities offered by this prospectus at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered senior debt securities originally sold by the syndicate member are purchased in a syndicate covering transaction.

These transactions may be effected on an exchange or automated quotation system, if the senior debt securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities or to continue these activities if commenced.

Senior debt securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the senior debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements or omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or affiliates in the ordinary course of business.

Each series of senior debt securities offered by this prospectus will be a new issue of senior debt securities and will have no established trading market. Any underwriters to whom offered senior debt securities are sold for public offering and sale may make a market in the offered senior debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The senior debt securities offered by this prospectus may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for any senior debt securities offered by this prospectus.

Conflicts of Interest

If Morgan Stanley & Co. LLC, Mitsubishi UFJ Securities (USA), Inc., or any other broker-dealer for which a conflict of interest exists within the meaning of Rule 5121 of the Financial Industry Regulatory Authority’s rules or any successor provisions, or Rule 5121, participates in the distribution of our senior debt securities, we will conduct the offering in accordance with the applicable requirements of Rule 5121.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. counsel, will pass for us upon certain matters under U.S. federal law and New York law. The address of Paul, Weiss, Rifkind, Wharton & Garrison LLP is Fukoku Seimei Building 2F, 2-2, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo 100-0011, Japan. Nagashima Ohno & Tsunematsu, our Japanese counsel, will pass upon certain matters under Japanese laws. The address of Nagashima Ohno & Tsunematsu is JP Tower, 7-2, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-7036, Japan. Simpson Thacher & Bartlett LLP will pass upon certain matters under U.S. federal law and New York law for the underwriters. The address of Simpson Thacher & Bartlett LLP is Ark Hills Sengokuyama Mori Tower 41F, 9-10, Roppongi 1-chome, Minato-ku, Tokyo 106-0032, Japan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended March 31, 2015, and the effectiveness of our internal control over financial reporting have been audited by Deloitte Touche Tohmatsu LLC, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte Touche Tohmatsu LLC is Shinagawa Intercity, 2-15-3 Konan, Minato-ku, Tokyo 108-6221, Japan.

WHERE YOU CAN OBTAIN MORE INFORMATION

We file reports and other information with the SEC. You may read and copy any document filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. Documents filed with the SEC are also available to the public on the SEC’s internet website at http://www.sec.gov.

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities that may be offered from time to time.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus some or all of the documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information in a document that is incorporated by reference is considered to be a part of this prospectus. We incorporate by reference in this prospectus the following documents or information we have filed with the SEC:

•	our annual report on Form 20-F for the fiscal year ended March 31, 2015, filed on July 27, 2015,

•	our current report on Form 6-K relating to revisions to our previously announced regulatory capital ratios, dated January 20, 2016,

•	our current report on Form 6-K relating to our unaudited U.S. GAAP financial condition and results of operations as of and for the six months ended September 30, 2015, dated January 29, 2016, and

•	our current report on Form 6-K relating to our unaudited financial information under Japanese GAAP as of and for the nine months ended December 31, 2015, dated February 1, 2016.

In addition, we incorporate by reference in this prospectus all subsequent annual reports filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain reports on Form 6-K, which we furnish to the SEC, if they state that they are incorporated by reference in this prospectus, after the date of this prospectus until the offering contemplated in this prospectus is completed. Reports on Form 6-K we may furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge upon written or oral request a copy of any of the documents that are incorporated by reference in this prospectus. If you would like us to provide you with any of these documents, please contact us at the following address or telephone number: 7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8330, Japan, Attention: Public Relations Office (telephone: 81-3-3240-8111).

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS

MUFG is a joint stock company incorporated in Japan. All of our directors and corporate executive officers, and certain experts named in this prospectus, are residents of countries other than the United States. As a result, you should note that it may be difficult or impossible to serve legal process on us or our directors and corporate executive officers, or to force us or them to appear in a U.S. court. Our legal counsel in Japan, Nagashima Ohno & Tsunematsu, has advised us that there is doubt as to the enforceability in Japan, in original actions or in actions to enforce judgments of U.S. courts, of civil liabilities based solely on U.S. securities laws. A Japanese court may refuse to allow an original action based on U.S. securities laws. Our legal counsel has further advised that the United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, if you obtain a civil judgment by a U.S. court, you will not necessarily be able to enforce it in Japan.

ANNEX A

UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION

We incorporate by reference in this prospectus certain quarterly financial information prepared in accordance with Japanese GAAP. The basis of the consolidated audited financial information incorporated by reference in this prospectus, which is presented under U.S. GAAP, is significantly different from Japanese GAAP in certain respects. We present below a reverse reconciliation from U.S. GAAP to Japanese GAAP of total equity as of March 31, 2015 and net income before attribution of noncontrolling interests for the fiscal year ended March 31, 2015.

		As of March 31, 2015
		(in millions)
Total equity in accordance with U.S. GAAP		¥15,281,341
Differences arising from different accounting for:
1.	Investment securities	(112,272)
2.	Loans	142,949
3.	Allowance for credit losses	198,211
4.	Fixed assets	416,733
5.	Pension liability	(4,879)
6.	Derivative financial instruments and hedging activities	185,939
7.	Compensated absences	39,332
8.	Long-term debt	(67,005)
9.	Consolidation	1,314,356
10.	Goodwill	(120,116)
11.	Intangible assets	(160,862)
12.	Investments in equity method investees	484,200
	Other	(275,024)
Deferred income tax effects, when applicable		(35,370)

Net assets in accordance with Japanese GAAP		¥17,287,533

		For the fiscal year ended March 31, 2015
		(in millions)
Net income before attribution of noncontrolling interests in accordance with U.S. GAAP		¥1,596,636
Differences arising from different accounting for:
1.	Investment securities	(561,237)
2.	Loans	5,577
3.	Allowance for credit losses	(76,979)
4.	Fixed assets	(11,058)
5.	Pension liability	(14,132)
6.	Derivative financial instruments and hedging activities	(54,778)
7.	Compensated absences	211
8.	Long-term debt	1,900
9.	Consolidation	15,240
10.	Goodwill	(14,355)
11.	Intangible assets	23,518
12.	Investments in equity method investees	(23,282)
	Other	61,913
Deferred income tax effects, when applicable		197,796

Net income before attribution of noncontrolling interests in accordance with Japanese GAAP		¥1,146,970

Explanation of Differences between U.S. GAAP and Japanese GAAP

Major factors which explain the differences shown in the above table are as follows:

1.	Investment securities

The cost basis of certain securities is different under Japanese GAAP and U.S. GAAP due primarily to the following:

•	On October 1, 2005, Mitsubishi Tokyo Financial Group, Inc. (“MTFG”) merged with UFJ Holdings, Inc. (“UFJ Holdings”), with MTFG being the surviving entity, and was renamed “Mitsubishi UFJ Financial Group, Inc.” Under U.S. GAAP, in accordance with the guidance on accounting for business combinations, the assets and liabilities of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Therefore, the new cost basis of investment securities, including available-for-sale and other investment securities, of UFJ Holdings was established and they were recognized at fair value as of October 1, 2005. Under Japanese GAAP, which was effective as of October 1, 2005, the new cost basis was not established for certain investment securities and they were carried over at their historical cost basis.

•	Under U.S. GAAP, other-than-temporary impairment is recognized in earnings for a debt security if an entity has intent to sell such a debt security or if it is more likely than not the entity will be required to sell such a debt security before recovery of its amortized cost basis. If not, the credit component of other-than-temporary impairment on the debt security is recognized in earnings, but the noncredit component is recognized in other comprehensive income. For marketable equity securities, other-than-temporary impairment is recognized in earnings when a decline in fair value below the cost is deemed other than temporary. In determining whether a decline in fair value is other-than-temporary, in addition to the ability and positive intent to hold the investments for a period sufficient to allow for any anticipated recovery in fair value, factors such as the extent of decline in fair value below cost and the length of time that the decline has continued are considered. For marketable equity securities, if a decline in fair value exceeds 20% or a decline in fair value has continued for six months or more, such decline is generally deemed as other-than-temporary. The financial condition and near-term prospects of issuers are also considered, primarily based on the credit standing of the issuers as determined by the credit rating system. These are more strict criteria than Japanese GAAP, although recognition of impairment losses of investment securities is also required under Japanese GAAP when a decline in the market value below the cost is substantial, based on the extent of decline in market value and the credit standing of the issuers.

•	Exchanges of investments as part of business combinations have been accounted for at cost under Japanese GAAP, while U.S. GAAP requires accounting for the transactions at fair value when investments in acquired companies are exchanged for surviving companies in accordance with the guidance on accounting for nonmonetary exchange of cost-method investments.

•	Under Japanese GAAP, a portion of changes in the fair value of foreign securities held by BTMU and MUTB which are resulted from changes other than in foreign exchange rates are recognized in other comprehensive income, while under U.S. GAAP, such changes are recognized in earnings since the fair value option was elected on these securities in accordance with the guidance on accounting for fair value options for financial assets and financial liabilities.

2.	Loans

Under U.S. GAAP, loan origination fees, net of certain direct origination costs, are deferred and recognized over the contractual life of the loans, while under Japanese GAAP, they are primarily expensed at the time of origination.

3.	Allowance for credit losses

Under U.S. GAAP, the credit loss allowance for impaired loans is calculated primarily based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent, in accordance with the guidance on accounting by creditors for the impairment of a loan. Under Japanese GAAP, an allowance is provided for certain types of impaired loans based on historical loss experience. This difference between U.S. GAAP and Japanese GAAP generally results in a larger amount of allowance for credit losses under U.S. GAAP.

4.	Fixed assets

The differences between Japanese GAAP and U.S. GAAP principally consist of (1) Premises and equipment, and (2) Land revaluation.

(1)	Premises and equipment

Under U.S. GAAP, the cost of a nonmonetary asset acquired in exchange for another nonmonetary asset is booked at the fair value of the asset surrendered or that of the asset received, and a gain or loss is recognized on the exchange, unless the exchange is not essentially the culmination of an earning process in accordance with the guidance on accounting for nonmonetary transactions. Under Japanese GAAP, the cost of the asset surrendered is assigned to the newly acquired asset in certain types of exchange transactions, resulting in no gain or loss on the nonmonetary exchange.

(2)	Land revaluation

Under Japanese GAAP, land used for business operations of domestic subsidiaries was revalued as of March 31, 1998 for Bank of Tokyo-Mitsubishi, as of March 31, 2002 for The Mitsubishi Trust and Banking Corporation and as of December 31, 2001 for other domestic subsidiaries of MTFG with the corresponding impact recorded directly in equity as well as related deferred tax assets/liabilities, pursuant to the Law concerning Revaluation of Land. U.S. GAAP does not allow revaluation of operating assets and requires land to be recorded at cost. Accordingly, land held on the revaluation dates are recorded at different values.

5.	Pension liability

Under both U.S. GAAP and Japanese GAAP, the funded status of defined benefit plans is recognized as assets or liabilities in a consolidated balance sheet, and actuarial gains or losses and prior service costs or benefits that have not yet been recognized through earnings as net periodic benefit cost are recognized in other comprehensive income, net of tax, until they are amortized as a component of net periodic benefit cost. Actuarial gains or losses are amortized based on corridor approach under U.S. GAAP, while they are amortized over a specified number of years under Japanese GAAP.

6.	Derivative financial instruments and hedging activities

MUFG utilizes derivatives to manage its exposures to fluctuations in market factors such as interest rates and foreign exchange rates arising from mismatches in the risk profiles of assets and liabilities. Under U.S. GAAP, most derivatives used by MUFG are accounted for as trading assets or liabilities because they do not qualify for hedge accounting under the criteria prescribed in the guidance on accounting for derivative instruments and hedging activities. Japanese GAAP permits hedge accounting for certain derivative hedging activities, including portfolio hedges, using less restrictive hedging criteria.

In addition, bifurcation requirements are different between U.S. GAAP and Japanese GAAP. Certain embedded derivatives deemed as “clearly and closely related” to the host contracts under U.S. GAAP are bifurcated from their host contracts under Japanese GAAP when such embedded derivatives are processed separately from the host contracts for internal management purposes.

7.	Compensated absences

Under U.S. GAAP, in accordance with the guidance on accounting for compensated absences, an employer is required to accrue a liability for employees’ rights to receive compensation for future absences such as unused vacations and holidays when certain conditions are met (for example, unexpired vacation benefits that employees have earned but have not yet taken). Under Japanese GAAP, employers are not required to recognize liabilities for such short-term employee benefits.

8.	Long-term debt

Under U.S. GAAP, in accordance with the guidance on accounting business combinations, the new cost basis of long-term debt of UFJ Holdings was established and it was recognized at fair value as of October 1, 2005. As part of the new cost basis, amortization of premiums and discounts of the long-term debt are adjusted over the remaining contractual maturity. Under Japanese GAAP, which was effective as of October 1, 2005, the new cost basis was not established and the long-term debt recorded at its historical cost basis.

9.	Consolidation

The scope of consolidation is different under U.S. GAAP and Japanese GAAP primarily because, under U.S. GAAP, the primary beneficiary must consolidate variable interest entities based on variable interests, which resulted in additional consolidation of certain variable interest entities. Japanese GAAP does not have a concept of variable interest entities.

On the other hand, certain variable interest entities including funding vehicles, which are consolidated under Japanese GAAP due to the majority ownership of the voting rights, are not consolidated under U.S. GAAP because MUFG and its consolidated subsidiaries are not their primary beneficiaries.

The breakdown of the impact of the difference on total equity is as follows.

	Consolidation under U.S. GAAP	Deconsolidation under U.S. GAAP	Total
	(in millions)
Investment securities	¥1,801,013	¥(249,551)	¥1,551,462
Loans	(2,775,453)	785,704	(1,989,749)
Trading account assets	(2,240,629)	1,090	(2,239,539)
Short-term borrowings	2,931,669	(13,740)	2,917,929
Long-term debt	(12,879)	1,113,480	1,100,601
Others	154,171	(180,519)	(26,348)

Total	¥(142,108)	¥1,456,464	¥1,314,356

The breakdown of the impact of the difference on net income before attribution of noncontrolling interests is as follows.

	Consolidation under U.S. GAAP	Deconsolidation under U.S. GAAP	Total
	(in millions)
Investment securities	¥53,386	¥(15,160)	¥38,226
Loans	(25,905)	149,603	123,698
Trading account assets	(122,904)	(2,597)	(125,501)
Short-term borrowings	5,683	(219)	5,464
Long-term debt	3,413	72,307	75,720
Others	15,738	(118,105)	(102,367)

Total	¥(70,589)	¥85,829	¥15,240

10.	Goodwill

Under U.S. GAAP, in accordance with the guidance on accounting for business combinations, identifiable assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree are recorded at fair value at the date of acquisition. Goodwill is the excess of the fair value of noncontrolling interest and consideration transferred, over the fair value of identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but is subject to an annual impairment test at the reporting unit level, and also reviewed more frequently if events or changes in circumstance indicate that the goodwill might be impaired. Under Japanese GAAP, goodwill is the difference between the purchase price consideration and the acquirer’s share of fair value of the net assets acquired. Goodwill is amortized by straight-line method over the estimated period not exceeding 20 years, and an impairment test is required only if indication of impairment is identified.

In addition, the acquisition of UFJ Holdings has been accounted for by a method similar to pooling-of-interests, and consequently goodwill has not been recognized in accordance with Japanese GAAP, which was effective as of October 1, 2005.

11.	Intangible assets

Under U.S. GAAP, in accordance with the guidance on accounting for business combinations, all identifiable intangible assets acquired in purchase transactions are recorded at fair value at the date of acquisition. Intangible assets with definite useful lives are amortized over their estimated useful life and reviewed for impairment whenever events or changes in circumstance indicate that their carrying amount may not be recoverable. Intangible assets with indefinite useful lives are tested for impairment at least annually, and also reviewed more frequently if events or changes in circumstance indicate that the assets might be impaired. Under Japanese GAAP, which was effective as of October 1, 2005, intangible assets have not been recognized in connection with the acquisition of UFJ Holdings.

12.	Investments in equity method investees

Under U.S. GAAP, a portion of a difference between the cost of an investment and the amount of underlying equity in net assets of an investee is not amortized. A loss in value of an investment that is other than a temporary decline is recognized as an impairment loss. Under Japanese GAAP, goodwill which is included in investments in equity method investees is amortized by straight-line method. If a decline in the market value below the cost is substantial, based on the extent of decline in market value and the credit standing of the issuers, an impairment loss is recognized within the limit of the amount of unamortized goodwill.

Mitsubishi UFJ Financial Group, Inc.

Part II

Information Not Required in Prospectus

Item 8. Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Company Law of Japan (the “Company Law”) makes the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan (the “Civil Code”) applicable to the relationship between the registrant and its directors and corporate executive officers, respectively. Section 10, Chapter 2, Book III of the Civil Code, which consists of Articles 643 to 656, when so applied to the directors or corporate executive officers, among other things, provides in effect that:

(1)	any director or corporate executive officer of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him or her;

(2)	if a director or corporate executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs entrusted to him or her, he or she may demand reimbursement therefor together with interest thereon from the company;

(3)	if a director or corporate executive officer of a company has assumed an obligation necessary for the management of the affairs entrusted to him or her, he or she may require the company to perform it in his or her place or, if it is not due, to furnish adequate security; and

(4)	if a director or corporate executive officer of a company, without any fault on his or her part, sustains damage through the management of the affairs entrusted to him or her, he or she may demand compensation therefor from the company.

The form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification and contribution by the underwriters with respect to certain liabilities of directors, officers and other controlling persons of the registrant.

The registrant’s directors and corporate executive officers are, to a limited extent, insured under an insurance policy against damages resulting from their conduct.

Under the Company Law and the registrant’s articles of incorporation, the registrant may exempt, by resolution of the board of directors, its directors and corporate executive officers from liabilities to the registrant arising in connection with their failure to execute their duties in good faith and without gross negligence within the limits stipulated by applicable laws and regulations. In addition, the registrant has entered into a liability limitation agreement with each outside director and non-executive director which limits the maximum amount of their liability to the registrant arising in connection with a failure to execute their duties in good faith and without gross negligence to the greater of either ¥10 million or the aggregate sum of the amounts prescribed in Paragraph 1 of Article 425 of the Company Law and Articles 113 and 114 of the Company Law Enforcement Regulations.

Item 9. Exhibits

Exhibit	Description

1.1	Form of Underwriting Agreement.

4.1	Form of Senior Debt Indenture, including Form of Senior Debt Securities.

5.1	Opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to the Registrant.

5.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to the Registrant.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte Touche Tohmatsu LLC, Independent Registered Public Accounting Firm.

23.2	Consent of Nagashima Ohno & Tsunematsu (included in Exhibit 5.1).

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.2).

24.1	Power of attorney (included on the signature page hereof).

25.1	Statement of Eligibility of The Bank of New York Mellon, as trustee under the Senior Debt Indenture, on Form T-1.

101.INS	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the U.S. Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the U.S. Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the U.S. Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the U.S. Securities Act of 1933 to any purchaser:

(a)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the U.S. Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the U.S. Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the U.S. Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the U.S. Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the U.S. Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the U.S. Trust Indenture Act of 1939.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, Mitsubishi UFJ Financial Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on February 10, 2016.

MITSUBISHI UFJ FINANCIAL GROUP, INC.

By:	/s/ Muneaki Tokunari
Name: Muneaki Tokunari
Title: Director and Group Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Muneaki Tokunari, Director and Group Chief Financial Officer, as such person’s lawful attorney-in-fact and agent with full power of substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign and file with the U.S. Securities and Exchange Commission any and all amendments, including post-effective amendments, and supplements to this registration statement, with any and all exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 10, 2016:

By:	/s/ Kiyoshi Sono
	Name:	Kiyoshi Sono
	Title:	Director and Chairman

By:	/s/ Tatsuo Wakabayashi
	Name:	Tatsuo Wakabayashi
	Title:	Director and Deputy Chairman

By:	/s/ Takashi Nagaoka
	Name:	Takashi Nagaoka
	Title:	Director and Deputy Chairman

By:	/s/ Nobuyuki Hirano
	Name:	Nobuyuki Hirano
	Title:	Director, President and
Group Chief Executive Officer

By:	/s/ Takashi Oyamada
	Name:	Takashi Oyamada
	Title:	Director, Deputy President and Group Chief Operating Officer

By:	/s/ Tadashi Kuroda
	Name:	Tadashi Kuroda
	Title:	Director and Group Chief Strategy Officer

By:	/s/ Muneaki Tokunari
	Name:	Muneaki Tokunari
	Title:	Director and Group Chief Financial Officer

By:	/s/ Masamichi Yasuda
	Name:	Masamichi Yasuda
	Title:	Director and Group Chief Risk Officer

By:	/s/ Takashi Mikumo
	Name:	Takashi Mikumo
	Title:	Director

By:	/s/ Takehiko Shimamoto
	Name:	Takehiko Shimamoto
	Title:	Director

Authorized United States Representative:

Mitsubishi UFJ Financial Group, Inc.

By:	/s/ Michael Coyne
	Name:	Michael Coyne
	Title:	General Manager
	Date:	February 10, 2016

INDEX TO EXHIBITS

Exhibit	Description

1.1	Form of Underwriting Agreement.

4.1	Form of Senior Debt Indenture, including Form of Senior Debt Securities.

5.1	Opinion of Nagashima Ohno & Tsunematsu, Japanese counsel to the Registrant.

5.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, U.S. counsel to the Registrant.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Deloitte Touche Tohmatsu LLC, Independent Registered Public Accounting Firm.

23.2	Consent of Nagashima Ohno & Tsunematsu (included in Exhibit 5.1).

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.2).

24.1	Power of attorney (included on the signature page hereof).

25.1	Statement of Eligibility of The Bank of New York Mellon, as trustee under the Senior Debt Indenture, on Form T-1.

101.INS	XBRL Instance Document

101.SCH	XBRL Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Presentation Linkbase Document